Exhibit 10.2

EXECUTION COPY

THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

DATED AS OF October 14, 2005

among

BEACON ROOFING SUPPLY CANADA COMPANY

as Borrower,

GE CANADA FINANCE HOLDING COMPANY

as Agent and as Lender, and

THE FINANCIAL INSTITUTION(S) LISTED

ON THE SIGNATURE PAGES HEREOF,

as Lenders

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS

1.1	CERTAIN DEFINED TERMS
1.2	ACKNOWLEDGEMENT OF EXISTING OBLIGATIONS AND RESTATEMENT THEREOF

SECTION 2. LOANS AND COLLATERAL

2.1	LOANS
2.2	INTEREST
2.3	FEES
2.4	PAYMENTS AND PREPAYMENTS
2.5	APPLICATION OF PREPAYMENT PROCEEDS
2.6	TERM OF THIS AGREEMENT
2.7	STATEMENTS
2.8	GRANT OF SECURITY INTEREST
2.9	YIELD PROTECTION
2.10	TAXES
2.11	REQUIRED TERMINATION AND PREPAYMENT
2.12	OPTIONAL PREPAYMENT/REPLACEMENT OF LENDERS
2.13	COMPENSATION

SECTION 3. CONDITIONS TO LOANS

SECTION 4. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

4.1	ORGANIZATION, POWERS, CAPITALIZATION
4.2	AUTHORIZATION OF BORROWING, NO CONFLICT
4.3	FINANCIAL CONDITION
4.4	INDEBTEDNESS AND LIABILITIES
4.5	ACCOUNT WARRANTIES AND COVENANTS
4.6	NAMES AND LOCATIONS
4.7	TITLE TO PROPERTIES; LIENS
4.8	LITIGATION; ADVERSE FACTS
4.9	PAYMENT OF TAXES
4.10	PERFORMANCE OF AGREEMENTS
4.11	EMPLOYEE PENSION AND BENEFIT PLANS
4.12	INTELLECTUAL PROPERTY
4.13	BROKER’S FEES
4.14	ENVIRONMENTAL MATTERS
4.15	SOLVENCY
4.16	DISCLOSURE
4.17	INSURANCE
4.18	COMPLIANCE WITH LAWS
4.19	BANK ACCOUNTS
4.20	EMPLOYEE MATTERS
4.21	GOVERNMENTAL REGULATION
4.22	ACCESS TO ACCOUNTANTS AND MANAGEMENT
4.23	INSPECTION; FIELD EXAMS
4.24	COLLATERAL RECORDS
4.25	COLLECTION OF ACCOUNTS AND PAYMENTS

SECTION 5. REPORTING AND OTHER AFFIRMATIVE COVENANTS

5.1	FINANCIAL STATEMENTS AND OTHER REPORTS
5.2	ENDORSEMENT

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5.3	MAINTENANCE OF PROPERTIES
5.4	COMPLIANCE WITH LAWS
5.5	FURTHER ASSURANCES
5.6	MORTGAGES; CONSENTS AND WAIVERS, TITLE INSURANCE; SURVEYS AND CERTIFICATES OF LOCATION
5.7	USE OF PROCEEDS
5.8	BAILEES
5.9	THIRD PARTY INVENTORY
5.10	ENVIRONMENTAL MATTERS
5.11	CURRENCY RATE AGREEMENT

SECTION 6. FINANCIAL COVENANTS

SECTION 7. NEGATIVE COVENANTS

7.1	INDEBTEDNESS AND LIABILITIES
7.2	CONTINGENT OBLIGATIONS
7.3	TRANSFERS, LIENS AND RELATED MATTERS
7.4	INVESTMENTS AND LOANS
7.5	RESTRICTED JUNIOR PAYMENTS
7.6	RESTRICTION ON FUNDAMENTAL CHANGES
7.7	CHANGES RELATING TO INDEBTEDNESS
7.8	TRANSACTIONS WITH AFFILIATES
7.9	CONDUCT OF BUSINESS
7.10	TAX CONSOLIDATIONS
7.11	SUBSIDIARIES
7.12	FISCAL YEAR; TAX DESIGNATION
7.13	PRESS RELEASE; PUBLIC OFFERING MATERIALS
7.14	BANK ACCOUNTS
7.15	HAZARDOUS MATERIALS
7.16	CIGNA IMPRESS ACCOUNT

SECTION 8. DEFAULT, RIGHTS AND REMEDIES

8.1	EVENT OF DEFAULT
8.2	SUSPENSION OF COMMITMENTS
8.3	ACCELERATION
8.4	REMEDIES
8.5	APPOINTMENT OF RECEIVER
8.6	COSTS OF ENFORCEMENT
8.7	APPOINTMENT OF ATTORNEY-IN-FACT
8.8	LIMITATION ON DUTY OF AGENT WITH RESPECT TO COLLATERAL
8.9	APPLICATION OF PROCEEDS
8.10	LICENSE OF INTELLECTUAL PROPERTY
8.11	WAIVERS; NON-EXCLUSIVE REMEDIES

SECTION 9. AGENT

9.1	AGENT
9.2	NOTICE OF DEFAULT
9.3	ACTION BY AGENT
9.4	AMENDMENTS, WAIVERS AND CONSENTS
9.5	ASSIGNMENTS AND PARTICIPATIONS IN LOANS
9.6	SET OFF AND SHARING OF PAYMENTS
9.7	DISBURSEMENT OF FUNDS
9.8	SETTLEMENTS, PAYMENTS AND INFORMATION
9.9	DISCRETIONARY ADVANCES
9.10	BANKING SERVICES, INTEREST RATE AGREEMENTS; CURRENCY RATE AGREEMENTS

ii

SECTION 10. MISCELLANEOUS

10.1	EXPENSES AND LEGAL FEES
10.2	INDEMNITY
10.3	NOTICES
10.4	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN AGREEMENTS
10.5	INDULGENCE NOT WAIVER
10.6	MARSHALING; PAYMENTS SET ASIDE
10.7	ENTIRE AGREEMENT
10.8	SEVERABILITY
10.9	LENDERS’ OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS’ RIGHTS
10.10	HEADINGS
10.11	APPLICABLE LAW
10.12	SUCCESSORS AND ASSIGNS
10.13	NO FIDUCIARY RELATIONSHIP; NO DUTY; LIMITATION OF LIABILITIES
10.14	CONSENT TO JURISDICTION
10.15	WAIVER OF JURY TRIAL
10.16	WAIVER OF NOTICES
10.17	JUDGMENT CURRENCY
10.18	CONSTRUCTION
10.19	COUNTERPARTS; EFFECTIVENESS
10.20	CONFIDENTIALITY

SECTION 11. DEFINITIONS AND ACCOUNTING TERMS

11.1	CERTAIN DEFINED TERMS
11.2	ACCOUNTING TERMS
11.3	OTHER DEFINITIONAL PROVISIONS

SECTION 12. RESTATEMENT OF EXISTING LOAN AGREEMENT

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INDEX OF DEFINED TERMS

Defined Term	Defined in Section

Accounting Changes	§11.2
Accounts	§11.1
Activation Notice	§11.1
Activation Period	§11.1
Additional Mortgaged Property	§11.1
Affected Lender	§2.12
Affiliate	§11.1
Agent	§11.1
Agent’s Account	§11.1
Agreed Currency	§10.17
Agreement	§11.1
Applicable Margins	§11.1
Applicable Revolver BA Rate Margin	§11.1
Applicable Revolver Index Margin	§11.1
Asset Disposition	§11.1
Assignment and Acceptance Agreement	§11.1
BA Loans	§11.1
BA Period	§11.1
BA Rate	§11.1
Bank Rate	§11.1
Banking Services	§11.1
Beacon Canada Holdings	§11.1
Best Distributing	§11.1
Blocked Accounts	§4.25
Borrower	Recitals
Borrower Collateral	§2.8
Borrowing Base Certificates	§11.1
Business Day	§11.1
Canadian Benefit Plans	§11.1
Canadian Borrowing Base	§2.1(A)
Canadian Borrowing Base Certificate	§11.1
Canadian Dollars and C$	§11.1
Canadian GAAP	§11.1
Canadian Pension Plans	§11.1
Capital Expenditures	§11.1
Capital Lease	§11.1
Capitalization/Acquisition Documents	§11.1
Cash Equivalents	§11.1
CHS	§11.1
CHS Indemnity Agreement	§11.1
CIGNA Impress Account	§11.1

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Defined Term	Defined in Section

Closing Date	§11.1
Collateral	§11.1
Collecting Banks	§4.25
Commitment(s)	§11.1
Compliance Certificate	§11.1
Consolidated Borrowing Base	§2.1(A)
Consolidated Borrowing Base Certificate	§11.1
Contingent Obligation	§11.1
Credit Memoranda Reserve	§2.1(A)
Currency Rate Agreement	§5.11
Daily Interest Amount	§9.8(A)(3)(c)
Daily Interest Rate	§9.8(A)(3)(b)
Daily Loan Balance	§9.8(A)(3)(a)
Default	§11.1
Default Rate	§2.2(A)
Defaulted Amount	§11.1
Defaulting Lender	§11.1
Dilution Reserve	§2.1(A)
Discretionary Advances	§9.9
Domestic Subsidiary	§11.1
EBITDA	§11.1
Eligible Accounts	§2.1(B)
Eligible Assignee	§11.1
Eligible Inventory	§2.1(B)
Employee Benefit Plan	§11.1
Environmental Claims	§11.1
Environmental Laws	§11.1
Environmental Liabilities	§11.1
Environmental Permits	§11.1
Equipment	§11.1
Equity Documents	§11.1
Equivalent Amount	§11.1
ERISA	§11.1
ERISA Affiliate	§11.1
Event of Default	§8.1
Excess Availability	§11.1
Existing Agent	Recitals
Existing Lenders	Recitals
Existing Loan Agreement	Recitals
Existing Obligations	§11.1
Existing Revolver Balance	§1.2
Fiscal Year	§11.1
Fixed Charge Coverage	§11.1

Defined Term	Defined in Section

Fixed Charges	§11.1
Free Cash Flow	§11.1
Funding Date	§11.1
GE Capital	§11.1
GE Canada Finance	Recitals
Hazardous Material	§11.1
Holdings	§11.1
Holdings’ Accountants	§11.1
Indebtedness	§11.1
Indemnified Liabilities	§10.2
Indemnitees	§10.2
Index Rate	§11.1
Index Rate Loans	§11.1
Insolvency Law	§11.1
Intellectual Property	§11.1
Intercreditor Agreement	§11.1
Interest Expense	§11.1
Interest Rate	§2.2(A)
Interest Rate Agreement	§11.1
Interest Rate Excess Availability	§11.1
Interest Ratio	§9.8(A)(3)(d)
Interest Settlement Date	§9.8(A)(4)
Inventory	§11.1
Inventory Advance Rate Percentage	§2.1(A)
Inventory Appraisal	§2.1(A)
IRC	§11.1
ITA	§11.1
Lender(s)	Recitals
Liabilities	§11.1
Lien	§11.1
Loan or Loans	§11.1
Loan Documents	§11.1
Loan Party	§11.1
Loan Year	§11.1
Material Adverse Effect	§11.1
Maximum Revolving Loan Amount	§2.1(A)
Moody’s	§11.1
Mortgage	§11.1
Mortgage Policies	§5.6(A)
Mortgaged Property	§11.1
Net Proceeds	§11.1
Notes	§11.1
Notice of Borrowing	§11.1

Defined Term	Defined in Section

Notice of Conversion/Continuation	§11.1
Obligations	§11.1
Orderly Liquidation Value	§2.1(A)
Other Currency	§10.17
Other Loan Party Collateral	§11.1
Permitted Acquisition	§11.1
Permitted Encumbrances	§11.1
Person	§11.1
Personal Property Security Legislation	§11.1
PPSA	§11.1
Prior Claims	§2.1(A)
Pro Forma	§11.1
Pro Forma EBITDA	§11.1
Pro Rata Share	§11.1
Projections	§11.1
Quality	§11.1
Real Estate	§11.1
Receiver	§8.5
Register	§9.5(E)
Related Fund	§9.5(D)
Related Transactions	§11.1
Related Transactions Documents	§11.1
Release	§11.1
Replacement Lender	§2.12(A)
Requisite Lenders	§11.1
Reserves	§11.1
Restricted Junior Payment	§11.1
Revolving Advance	§11.1
Revolving Credit Exposure	§11.1
Revolving Loan	§11.1
Revolving Loan Commitment	§11.1
Revolving Note	§11.1
RFC	§11.1
Seasonal Inventory Advance Rate Percentage	§2.1(A)
Security Documents	§11.1
Senior Indebtedness	§11.1
Settlement Date	§9.8(A)(2)
Stated Rate	§2.2(B)
Shelter	§11.1
Shelter Acquisition	§11.1
Shelter Acquisition Agreement	§11.1
Shelter Acquisition Documents	§11.1
Subsidiary	§11.1

Defined Term	Defined in Section

Target	§11.1
Tax Liabilities	§2.10(A)
Termination Date	§2.6
Unused Line Fee Margin	§11.1
US Borrower	§11.1
US Dollars or US$	§11.1
US Facility Agent	§11.1
US Facility Lenders	§11.1
US Facility Letter of Credit Obligations	§11.1
US Facility Loan Agreement	§11.1
US Facility Loan Documents	§11.1
US Facility Revolving Loan Commitment	§11.1
US Facility Revolving Loans	§11.1
US Facility Term Loans	§11.1
US GAAP	§11.1
US Obligors	§11.1
US Obligors Consolidating Borrowing Base	§2.1(A)
US Obligors Consolidating Borrowing Base Certificate	§11.1
West End	§11.1

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THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of October 14, 2005 and entered into among BEACON ROOFING SUPPLY CANADA COMPANY, a Nova Scotia unlimited liability company (“Borrower”), the financial institution(s) listed on the signature pages hereof, and their respective successors and Eligible Assignees (each, individually, a “Lender”, and, collectively, “Lenders”), and GE CANADA FINANCE HOLDING COMPANY (in its individual capacity, “GE Canada Finance”), for itself as a Lender and as Agent.

WHEREAS, Borrower, Heller Financial Canada Holding Company (“Existing Agent”) as agent and lender, and the other financial institutions party thereto as lenders (together with Existing Agent, the “Existing Lenders”) are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of March 12, 2004 (as in effect on the date hereof, the “Existing Loan Agreement”) pursuant to which the Existing Lenders agreed to extend credit to the Borrower pursuant to the terms and conditions thereof; and

WHEREAS, the parties hereto desire to restate and to further amend the provisions of the Existing Loan Agreement for the purposes of (i) restating the terms of the Existing Obligations and the security interests granted under the Existing Loan Agreement, (ii) providing for the additional Obligations and the additional grants of security interests set forth herein, and (iii) providing funding for the repayment of certain indebtedness of Borrower and for working capital and other general corporate purposes.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Agent and Lenders agree as follows:

SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS

1.1           Certain Defined Terms.

The capitalized terms not otherwise defined in this Agreement and the accounting terms used in this Agreement shall have the meanings set forth in Section 11 of this Agreement.

1.2           Acknowledgement of Existing Obligations and Restatement Thereof.

The Loan Parties, the Agent and the Lenders acknowledge and agree that under the Existing Loan Agreement, the aggregate principal balance of all Obligations owing by Loan Parties on October 14, 2005 totaled CDN$9,569,827.36 (exclusive of interest, fees and expenses) which constituted the aggregate principal balance of the Revolving Loan (the “Existing Revolver Balance”).  The Loan Parties acknowledge and agree that all Obligations outstanding as of the Closing Date under the Existing Loan Agreement constitute valid and binding obligations of the Loan Parties without offset, counterclaim, defense or recoupment of any kind.  The Loan Parties, Agent and Lenders acknowledge and agree that effective as of the Closing Date pursuant to the terms of this Agreement, the Existing Revolver Balance outstanding under the Existing Loan Agreement shall be allocated to and constitute the initial principal balance of the Revolving Loans under this Agreement and shall be deemed fully funded as of the Closing Date.  The Loan

Parties, Agent and Lenders acknowledge and agree that all interest, fees and expenses together with all other Obligations outstanding under the Existing Loan Agreement which remain unpaid and outstanding as of the Closing Date shall be and remain outstanding and payable under this Agreement and the other Loan Documents.

SECTION 2.
LOANS AND COLLATERAL

2.1           Loans.

(A)          Revolving Loan. Each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each Revolving Advance under the Revolving Loan Commitment.  The aggregate amount of the Revolving Loan Commitment shall not exceed at any time C$15,000,000.  Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to subsection 8.3 or (ii) the Termination Date.  Except as otherwise provided herein, no Lender shall have any obligation to make a Revolving Advance to the extent such Revolving Advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.  For the purpose of determining borrowing availability hereunder on any date, the outstanding balance of the US Facility Revolving Loans, the US Facility Letter of Credit Reserve and the US Obligors Consolidating Borrowing Base shall be converted into the Equivalent Amount thereof in Canadian Dollars (1) as of the date of the Canadian Borrowing Base Certificate most recently required to be delivered to Agent hereunder or (2) in light of currency exchange rate fluctuations, as of such date if Agent exercises its discretion to make the determination as of such date.

“Canadian Borrowing Base” means, for Borrower, as of any date of determination, an amount equal to the sum of (a) up to 85% of Borrower’s Eligible Accounts less Borrower’s Dilution Reserve and less Borrower’s Credit Memoranda Reserve, plus (b) up to the Inventory Advance Rate Percentage (the Seasonal Inventory Advance Rate Percentage during the period from January 1 through March 31 of each year) of Borrower’s Eligible Inventory, and, less, in each case, without duplication, Prior Claims and such other Reserves (excluding Credit Memoranda Reserves and Dilution Reserves included in the definition thereof) as Agent in its reasonable credit judgment may elect to establish with prior or contemporaneous written notice to Borrower.

“Consolidated Borrowing Base” means, as of any date of determination, an amount equal to the sum of the aggregate US Obligors Consolidating Borrowing Base plus the Canadian Borrowing Base.

“Credit Memoranda Reserve” means, for Borrower as of any date of determination, a reserve equal to the aggregate credits to account debtors provided under credit memoranda issued by Borrower more than thirty (30) days after the creation of the Accounts giving rise to such credits.  The Credit Memoranda Reserve for Borrower as of the Closing Date is reflected in the Borrowing Base Certificate delivered as of such date and shall thereafter be adjusted after each field examination audit of the Borrower Collateral conducted by Agent or any duly authorized representative of Agent.

“Dilution Reserve” means, for Borrower as of any date of determination, a reserve for the amount by which the total dilution of Borrower’s Accounts exceeds five percent (5%); with dilution referring to all actual and potential offsets to an Account of Borrower, including, without limitation, customer payment and/or volume discounts, write-offs, credit memoranda, returns and allowances, and billing errors.  The Dilution Reserve for Borrower shall be adjusted after each field examination audit of the Borrower Collateral conducted by Agent or any authorized representative designated by Agent.

“Inventory Advance Rate Percentage” means, initially, 64.5%, as such percentage may hereafter be adjusted in the manner set forth below; provided, that the Inventory Advance Rate Percentage shall never exceed 64.5%.

“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the Revolving Loan Commitments of all Lenders and (b) the Consolidated Borrowing Base less the sum of (i) the outstanding balance of the US Facility Revolving Loans and (ii) the US Facility Letter of Credit Obligations.

“Prior Claims” means the aggregate of all amounts that are secured by Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Agent’s Liens against all or part of the Borrower Collateral; including for amounts owing for employee source deductions and contributions, vacation pay, goods and services taxes, sales taxes, realty taxes, business taxes, workers’ compensation, pension fund or plan obligations, overdue rents and Quebec corporate taxes.

“Seasonal Inventory Advance Rate Percentage” means, initially, 69.5%, as such percentage may hereafter be adjusted in the manner set forth below; provided, that the Seasonal Inventory Advance Rate Percentage shall never exceed 69.5%.

With reasonable promptness following Agent’s receipt of each Inventory appraisal obtained pursuant to paragraph (H) of the Reporting Rider (each such appraisal, an “Inventory Appraisal”), Agent shall determine the aggregate net orderly liquidation value of all Inventory of Borrower as of the date of such Inventory Appraisal, such determination to be made by Agent in good faith based upon the net orderly liquidation values set forth in such Inventory Appraisal (such aggregate net orderly liquidation value, the “Orderly Liquidation Value”).  Effective five (5) Business Days following delivery by Agent to Borrower of written notice of such determination (and any resulting adjustments to the Inventory Advance Rate Percentage and the Seasonal Inventory Advance Rate Percentage):

(i)                                     the Inventory Advance Rate Percentage shall be adjusted (if necessary) by Agent to a percentage equal to the lower of (x) 64.5% and (y) that percentage which, when multiplied by the aggregate Eligible Inventory of Borrower as of the date of such Inventory Appraisal (determined at the lower of cost, excluding intercompany charges or profits included in cost, on a weighted average basis, or market), results in an amount not exceeding 85% of the Orderly Liquidation Value of all Eligible Inventory of Borrower as of such date;

(ii)                                  the Seasonal Inventory Advance Rate Percentage shall be adjusted (if necessary) by Agent to a percentage equal to the lower of (x) 69.5% and (y) that percentage which, when multiplied by the aggregate Eligible Inventory of Borrower as of the date of such Inventory Appraisal (determined at the lower of cost, excluding intercompany charges or profits included in cost, on a weighted average basis, or market), results in an amount not exceeding 95% of the Orderly Liquidation Value of all  Inventory of Borrower as of such date.

All such adjustments to the Inventory Advance Rate Percentage and the Seasonal Inventory Advance Rate Percentage made by Agent hereunder shall be final and binding upon the Loan Parties and Lenders absent demonstrable error by Agent.

“US Obligors Consolidating Borrowing Base” has the meaning assigned to the term “Consolidating Borrowing Base” in the US Facility Loan Agreement.

(B)           Eligible Collateral.

“Eligible Accounts” means, for Borrower as at any date of determination, the aggregate of all Accounts of Borrower that Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes.  Without limiting the generality of the foregoing, the Agent may determine that the following Accounts are not Eligible Accounts:

(1)           Accounts which, at the date of issuance of the respective invoice therefor, were payable more than ninety (90) days after the date of issuance;

(2)           Accounts which remain unpaid for more than the earlier of sixty (60) days after the due date specified in the original invoice or one hundred twenty (120) days after invoice date;

(3)           Accounts which are otherwise eligible with respect to which the account debtor is owed a credit by Borrower, but only to the extent of such credit;

(4)           Accounts due from an account debtor whose principal place of business is located outside the United States of America or Canada (excluding the Northwest Territories and the Territory of Nunavut) unless such Account is backed by a letter of credit, in form and substance acceptable to Agent and issued or confirmed by a bank that is organized under the laws of Canada or the United States of America or a state thereof, that is acceptable to Agent; provided that such letter of credit has been delivered to Agent as additional Borrower Collateral;

(5)           Accounts due from an account debtor which Agent, in the exercise of its reasonable credit judgment, has notified Borrower does not have a satisfactory credit standing;

(6)           Accounts which, together with all Accounts of the US Obligors, exceed US$20,000 or the Equivalent Amount thereof in Canadian Dollars in the aggregate and, with respect to which, the account debtor is the federal government of Canada (Her Majesty in

Right of Canada), the United States of America, any province, state or municipality, or any department, agency or instrumentality thereof, unless Borrower has, with respect to such Accounts, complied with the Financial Administration Act (Canada), the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et. seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(7)           Accounts with respect to which the account debtor is an Affiliate of Borrower or a director, officer, agent, shareholder or employee of Borrower or any of its Affiliates;

(8)           Accounts due from an account debtor if more than fifty percent (50%) of the aggregate amount of Accounts of such account debtor owing to one or more of Borrower and the US Obligors have at the time remained unpaid for more than the earlier of sixty (60) days after due date or one hundred twenty (120) days after the invoice date;

(9)           Accounts with respect to which there is any unresolved dispute with the respective account debtor (but only to the extent of such dispute);

(10)         Accounts evidenced by an “instrument” or “chattel paper” (as defined in the PPSA) not in the possession of Agent, on behalf of itself and Lenders;

(11)         Accounts with respect to which Agent, on behalf of itself and Lenders, does not have a valid and fully perfected security interest (or the applicable equivalent thereof), subject only to, with respect to priority, Prior Claims;

(12)         Accounts subject to any Lien except those in favour of Agent, on behalf of itself and Lenders, those in favour of US Facility Agent, on behalf of itself and US Facility Lenders, and Prior Claims;

(13)         Accounts with respect to which the account debtor is the subject of any bankruptcy, reorganization or other insolvency proceeding;

(14)         Accounts due from an account debtor to the extent that such Accounts exceed in the aggregate an amount equal to ten percent (10%) of the aggregate of all Accounts of Borrower and the US Obligors at said date;

(15)         Accounts with respect to which the account debtor’s obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

(16)         Accounts with respect to which the account debtor is located in any province or state denying creditors access to its courts in the absence of a return and applicable notices of change or Notice of Business Activities Report or other similar filing(s), unless Borrower is qualified to transact business in such province or state;

(17)         Accounts with respect to which the account debtor is a creditor of Borrower; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower to such Person; and

(18)         that portion of Accounts which represents taxes, service charges, late fees or similar charges.

“Eligible Inventory” means, for Borrower as at any date of determination, the value (determined at the lower of cost, excluding intercompany charges or profits included in cost, on a weighted average cost basis, or market) of all Inventory owned by Borrower and located in Canada or the United States of America that Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes.  Without limiting the generality of the foregoing, Agent may determine that the following is not Eligible Inventory:

(1)           work-in-process that is not readily marketable in its current form;

(2)           finished goods which do not meet the specifications of the purchase order for such goods and which are not readily saleable in their current form by Borrower in the ordinary course of business;

(3)           Inventory which Agent determines, in the exercise of its reasonable credit judgment, is unacceptable for borrowing purposes due to age, quality, type, category and/or quantity, including, without limitation, (a) Inventory on hand for more than twelve (12) months and (b) Inventory purchased or otherwise acquired more than three (3) months prior to any date of determination which is in excess of a twelve (12) month supply;

(4)           packaging, shipping materials or supplies consumed in the applicable Borrower’s business;

(5)           Inventory with respect to which Agent, on behalf of itself and Lenders, does not have a valid and fully perfected security interest (or the applicable equivalent thereof) subject only to, with respect to priority, Prior Claims;

(6)           Inventory with respect to which there exists any Lien in favour of any Person other than Agent, on behalf of itself and Lenders, and US Facility Agent, on behalf of itself and US Facility Lenders, and excluding Prior Claims;

(7)           Inventory produced in violation of the United States Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215 (a)(i) or any replacement statute;

(8)           Inventory located at any location other than those identified pursuant to subsection 4.6;

(9)           Inventory located at a vendor’s location or with a consignee;

(10)         Inventory located with a warehouseman, bailee, processor or similar third party, unless such Person has executed a waiver of interest satisfactory to Agent; and

(11)         unless otherwise agreed by Agent, Inventory in any location for which Agent has not received an agreement, in form and substance acceptable to Agent, acknowledging Agent’s rights and waiving its own interest in such Inventory from each lessor and sublessor and each mortgagee of such location.

(C)           Borrowing Mechanics.  (1) BA Rate Loans made on any Funding Date shall be in an aggregate minimum amount of C$2,500,000 and integral multiples of C$500,000 in excess of such amount.  (2)  On any day when Borrower desires a Revolving Advance under this subsection 2.1, Borrower shall give Agent written or telephonic notice of the proposed borrowing by 1:00 p.m. Toronto time on the Funding Date of an Index Rate Loan less than C$5,000,000 and written or telephonic notice by 1:00 p.m. Toronto time one (1) Business Day prior to the Funding Date of an Index Rate Loan equal to or greater than C$5,000,000, and three (3) Business Days in advance of the funding date of a BA Rate Loan, which notice shall specify the proposed Funding Date (which shall be a Business Day), whether such Loans shall consist of Index Rate Loans or BA Rate Loans, and, for BA Rate Loans, the BA Period applicable thereto.  Any such telephonic notice shall be confirmed with a Notice of Borrowing on the same day as such request.  Neither Agent nor any Lender shall incur any liability to Borrower for acting upon any telephonic notice or a Notice of Borrowing Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(C).  Neither Agent nor any Lender will be required to make any Revolving Advance pursuant to any telephonic or written notice or a Notice of Borrowing, unless all of the terms and conditions set forth in Section 3 and the Conditions Rider have been satisfied and Agent has also received the most recent Canadian Borrowing Base Certificate and Consolidated Borrowing Base Certificate and all other documents required under Section 5 and the Reporting Rider by 1:00 p.m. Toronto time on the date of such funding request.  Each Revolving Advance shall be deposited by wire transfer in immediately available funds in such account as Borrower may from time to time designate to Agent in writing.  The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest, fees, compensation or any other amounts shall be deemed irrevocably to be an automatic request by Borrower for a Revolving Advance, which shall be an Index Rate Loan on the due date of, and in the amount required to pay (as set forth on Agent’s books and records), such principal, accrued interest, fees, compensation or any other amounts.

(D)          Notes.  Borrower shall execute and deliver to each Lender, with appropriate insertions, a Note to evidence the Revolving Advances made by such Lender.  Such Note shall be in the principal amount of such Lenders Pro Rata Share of the aggregate Revolving Loan Commitment.  In the event of an assignment under subsection 9.5, Borrower shall, upon surrender of the assigning Lender’s Note, issue new Notes to reflect the interest held by the assigning Lender and its Eligible Assignee.

(E)           Availability of a Lender’s Pro Rata Share.

(1)           Lender’s Amounts Available on a Funding Date.  Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender’s Pro Rata Share of any requested Revolving Advance,  Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.

(2)           Lender’s Failure to Fund.  A Defaulting Lender shall pay interest to Agent at the Bank Rate on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent.  A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is not paid when due to Agent, Agent, at its option, may notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay the unpaid amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Advance made by the other Lenders on such Funding Date.  The failure of any Lender to make available any portion of its Revolving Loan Commitment on any Funding Date shall not relieve any other Lender of any obligation hereunder to fund such Lender’s Revolving Loan Commitment on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to honour its Revolving Loan Commitment on any Funding Date.

(3)           Payments to a Defaulting Lender.  Agent shall not be obligated to transfer to a Defaulting Lender any payment made by Borrower to Agent or any amount otherwise received by Agent for application to the Obligations nor shall a Defaulting Lender be entitled to the sharing of any interest, fees or payments hereunder.

(4)           Defaulting Lender’s Right to Vote.  For purposes of voting or consenting to matters with respect to (i) the Loan Documents or (ii) any other matter concerning the Revolving Loan, a Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Loan Commitment and outstanding Revolving Advances shall be deemed to be zero.

2.2           Interest.

(A)          Rate of Interest.  From the date the Revolving Advances are made and the date the other Obligations become due, the Revolving Loan and the other Obligations shall bear interest (the “Interest Rate”) at the applicable rates set forth below:

(1)           If an Index Rate Loan, then at the sum of the Index Rate plus the Applicable Revolver Index Margin per annum.

(2)           If a BA Rate Loan, then at the sum of the BA Rate plus the Applicable Revolver BA Rate Margin per annum.

As of the Closing Date, the Applicable Revolver Index Margin shall be 0.50% and the Applicable Revolver BA Rate Margin shall be 1.75%.  Adjustments in Applicable Margins will be determined by reference to the following grids:

If Interest Rate Excess Availability is:	Level of Applicable Margin:
< $20,000,000	Level I
> $20,000,000, but < $50,000,000	Level II
> $50,000,000	Level III

	Applicable Margin
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.50%	0.375%	0.25%
Applicable Revolver BA Rate Margin	1.75%	1.625%	1.50%

The Applicable Margins shall be adjusted (up or down) prospectively on April 30, 2006 and, thereafter, on the first day of each fiscal quarter (commencing July 1, 2006), based upon Interest Rate Excess Availability.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

Subject to the provisions of subsection 2.1(C), Borrower shall designate to Agent whether a Loan shall be an Index Rate Loan or a BA Rate Loan at the time a Notice of Borrowing is given pursuant to subsection 2.1(C).  Such designation may be changed from time to time pursuant to subsection 2.2(D).  If on any day a Loan or portion of any Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest or if the BA Rate has been specified and no BA Rate quote is available, then for that day that Loan or portion thereof shall bear interest determined by reference to the Index Rate.

After the occurrence and during the continuance of an Event of Default, subject to applicable law (i) the Revolving Loan and all other Obligations shall, at the election of Requisite Lenders, bear interest at a rate per annum equal to (1) two percent (2%) plus (2) the applicable Interest Rate (collectively, the “Default Rate”), (ii) each BA Rate Loan shall automatically convert to an Index Rate Loan at the end of any applicable BA Period and (iii) no Loans may be made or continued as, or converted to, BA Rate Loans.

(B)           Computation and Payment of Interest.  Interest on the Revolving Loan and all other Obligations shall be computed on the daily principal balance on the basis of a three hundred and sixty-five (365) day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of funding of the Loan or the first day of the BA Period applicable to such Loan or, with respect to an Index Rate Loan being converted from a BA Rate Loan, the date of conversion of such BA Rate Loan to such Index Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of the BA Period applicable to such Loan, or with respect to an Index Rate Loan being converted to a BA Rate Loan, the date of conversion of such Index Rate Loan to such BA Rate Loan, shall be excluded; provided that if a Revolving Advance is repaid on the same day on which it is made, one (1) day’s interest shall be charged on that Revolving Advance.  Interest on Index Rate Loans and all other Obligations other than BA Rate Loans shall be payable to Agent for the benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise.  Interest on BA Rate Loans shall be payable to Agent for the benefit of Lenders in arrears on the last day of the applicable BA Period for such BA Rate Loan, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise.  For purposes of disclosure under the Interest Act (Canada), where interest or fees are calculated pursuant hereto at a rate based upon a 365 day year (the “Stated Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such Stated Rate multiplied by the actual number of days in the year divided by 365.  The parties agree that (i) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement or any of the other Loan Documents and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(C)           Limitations on Interest.  If any provision of this Agreement or any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by that Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (a) firstly, by reducing the amount or rate of interest required to be paid to that Lender under subsection 2.2(A); and (b) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the applicable Loan Party shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Loan Party.  Any amount or rate of interest referred to in this subsection 2.2(C) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Revolving Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date or, if all the Obligations are not irrevocably repaid on such date, such later date on which all of the Obligations of Borrower are irrevocably paid and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

(D)          Conversion or Continuation.  Subject to the other provisions of this Agreement, Borrower shall have the option to (1) convert at any time all or any part of outstanding Loans equal to C$2,500,000 and integral multiples of C$250,000 in excess of that amount from Index Rate Loans to BA Rate Loans or (2) upon the expiration of any BA Period applicable to a BA Rate Loan, to (a) continue all or any portion of such BA Rate Loan equal to C$2,500,000 and integral multiples of C$250,000 in excess of that amount as a BA Rate Loan or (b) convert all or any portion of such BA Rate Loan to an Index Rate Loan.  The succeeding BA Period(s) of such continued or converted Loan commence on the last day of the BA Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a BA Rate Loan having a BA Period of more than 30 days, when any Default has occurred and is continuing; provided further, that no outstanding Loan may be continued as, or be converted into, a BA Rate Loan, when any Event of Default has occurred and is continuing.

Borrower shall deliver a Notice of Conversion/Continuation with respect to any such conversion/continuation to Agent no later than 12:00 noon (Toronto time) at least three (3) Business Days in advance of the proposed conversion/continuation date.  The Notice of Conversion/Continuation with respect to such conversion/continuation shall certify:  (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a BA Rate Loan, the requested BA Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

In lieu of delivering a Notice of Conversion/Continuation with respect to any such conversion/continuation, Borrower may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(D); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation (in form and substance described herein) with respect to such conversion/continuation to Agent on or before the proposed conversion/continuation date.

Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice or a Notice of Conversion/Continuation referred to above that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(D).

2.3           Fees.

(A)          Unused Line Fee.  Borrower shall pay to Agent, for the benefit of Lenders, a fee in an amount equal to the Revolving Loan Commitment less the average daily balance of the Revolving Loan during the preceding month, multiplied by the Unused Line Fee Margin per annum.  Such fee to be calculated on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month following the Closing Date.

(B)           Audit Fees.  Borrower agrees to pay all fees and expenses of the firm or individual(s) engaged by Agent to perform audits of Borrower’s operations.  Notwithstanding the foregoing, if Agent uses its internal auditors to perform any such audit, Borrower agrees to pay to Agent, for its own account, an audit fee with respect to each such audit equal to US$800 per internal auditor per day or any portion thereof, together with all out of pocket expenses.

(C)           Other Fees and Expenses.  Borrower shall pay to Agent, for its own account, all charges for returned items and all other bank charges incurred by Agent, as well as Agent’s standard wire transfer charges for each wire transfer made under this Agreement.

(D)          Fee Letter.  Borrower shall pay to GE Canada Finance, individually, the fees specified in that certain letter agreement dated as of August 9, 2005 among Borrower, US Borrower, GE Capital and GE Canada Finance, in the amounts and at the times specified therein.

2.4           Payments and Prepayments.

(A)          Manner and Time of Payment.  In its sole discretion, Agent may elect to honour the automatic requests by Borrower for Revolving Advances for all principal, interest, fees, compensation and any other amounts due hereunder or under any of the other Loan Documents on their applicable due dates pursuant to subsection 2.1(C), up to the Revolving Loan Commitment of all Lenders, and the proceeds of each such Revolving Advance, if made, shall be applied as a direct payment of the relevant Obligation.  To the extent such amounts exceed the Revolving Loan Commitment of all Lenders, or if Agent elects to bill Borrower for any amount due hereunder or under any of the other Loan Documents, such amount shall be immediately due and payable with interest thereon as provided herein.  All payments made by Borrower with respect to the Obligations shall be made in the currency in which such Obligations are denominated and without deduction, defense, setoff or counterclaim.  All payments to Agent hereunder shall, unless otherwise directed by Agent, be made to Agent’s Account or in accordance with subsection 4.25, in each case in immediately available funds.  All payments remitted to Agent’s Account in immediately available funds shall be credited to the Obligations on the Business Day received; provided, that, solely for the purpose of computing interest, payments received in accordance with this sentence for application to the Revolving Loan shall be applied to the Revolving Loan one (1) Business Day following Agent’s receipt thereof in immediately available funds.  If Agent receives a payment or proceeds of realization in a currency other than the currency in which the Obligations are denominated, Agent may in its discretion convert the amount received into the currency of the applicable Obligations and such Obligations shall be reduced solely to the extent of the amount received upon such conversion and applied to such Obligations.

(B)           Mandatory Prepayments.

(1)           Overadvance.  Subject to subsection 9.9, at any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount, Borrower shall, immediately repay the Revolving Loan to the extent necessary to reduce the aggregate principal balance to an amount equal to or less than the Maximum Revolving Loan Amount.

(2)           Prepayments from Proceeds of Asset Dispositions.  Immediately upon receipt by Borrower or any of its Subsidiaries of any Net Proceeds in excess of US$100,000 or the Equivalent Amount thereof in the aggregate during any Fiscal Year, Borrower shall prepay the Obligations in an amount equal to such proceeds.  All such prepayments shall be applied to the Loans in accordance with subsection 2.5; provided, however, that if Borrower reasonably expects the Net Proceeds of any Asset Disposition to be reinvested within one hundred eighty (180) days to repair or replace such assets with like assets, Borrower shall deliver the proceeds to

Agent to be applied to the Revolving Loan and Agent shall establish a reserve against available funds for borrowing purposes under the Revolving Loan for such amount, until such time as such proceeds have been re-borrowed or applied to other Obligations as set forth herein.  If as contemplated by the immediately preceding sentence, Borrower elects to deliver such proceeds to Agent, Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, reborrow such proceeds only for such repair or replacement.

(3)           Prepayments from Issuance of Securities.  Immediately upon the receipt by Borrower or any of its Subsidiaries of the proceeds of the issuance of equity securities (other than (i) proceeds of the issuance of equity securities to Borrower or any Subsidiary of Borrower and (ii) fifty percent (50%) of the proceeds of the issuance of equity securities to US Borrower or any Subsidiary of US Borrower in a primary public offering, Borrower shall prepay the Revolving Loan in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith; provided that, such prepayment shall not permanently reduce the aggregate Revolving Loan Commitment.  All such prepayments shall be applied to the Loans in accordance with subsection 2.5.

(C)           Voluntary Prepayments and Repayments.  Borrower may, at any time upon not less than three (3) Business Days prior notice to Agent, terminate the Revolving Loan Commitment; provided, however, the Revolving Loan Commitment may not be terminated by Borrower until all Obligations are paid in full and unless the US Facility Revolving Loan Commitment is contemporaneously terminated in accordance with the US Facility Loan Agreement.  Any prepayment of the Obligations permitted in this subsection 2.4(C) shall be subject to the payment of all fees set forth in subsection 2.3, and the payment of any amounts owing pursuant to subsection 2.13 resulting from such prepayment.  All such prepayments shall be applied to the Loans in accordance with subsection 2.5.

(D)          Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

2.5           Application of Prepayment Proceeds.  With respect to the prepayments described in subsections 2.4(B) and 2.4(C), any such prepayment shall be applied first to Index Rate Loans before application to BA Rate Loans, in each case in any manner which minimizes any resulting BA Rate breakage fees.

2.6           Term of this Agreement.  This Agreement shall be effective until the earliest of (a) October 14, 2010, (b) the acceleration of all Obligations pursuant to subsection 8.3 and (c) the date of termination of US Facility Lenders’ obligations to make the US Facility Revolving Loans or permit existing US Facility Revolving Loans to remain outstanding (the “Termination Date”).  The Commitments shall terminate (unless earlier terminated pursuant to the terms hereunder) upon the Termination Date and all Obligations shall become immediately due and payable without notice or demand.  Notwithstanding any termination, until all Obligations (other than contingent indemnity obligations to the extent no unsatisfied claim has been asserted) have been fully paid and satisfied, Agent, on behalf of itself and Lenders, shall be entitled to retain Liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower’s obligation to indemnify Agent and each Lender in accordance with the terms hereof shall continue.

2.7           Statements.  Agent shall render a monthly statement of account to Borrower within twenty (20) days after the end of each month.  Such statement of account shall constitute an account stated unless Borrower makes written objection thereto within thirty (30) days from the date such statement is mailed to Borrower. Agent shall record in its books and records, including computer records, (a) all Revolving Advances, interest charges and payments thereof, (b) the charging and payment of all fees, costs and expenses and (c) all other debits and credits pursuant to this Agreement.  The balance in the loan accounts shall constitute presumptive evidence, absent demonstrable error, of the accuracy of the information contained therein; provided, however, that any failure by Agent to so record shall not limit or affect the Borrower’s obligation to pay.

2.8           Grant of Security Interest.  To secure the payment and performance of the Borrower’s Obligations, including all renewals, extensions, restructurings and refinancings of any or all of Borrower’s Obligations, Borrower hereby grants to Agent, on behalf of Agent and Lenders, (and any Affiliates of Lenders to the extent such Affiliates are parties to Loan Documents), a continuing security interest, lien, hypothec and mortgage in and to all right, title and interest of Borrower in all of Borrower’s personal and real property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Borrower Collateral”) including, without limitation, (A) Accounts, and all guarantees and security therefor, and all goods and rights represented thereby or arising therefrom, including the rights of stoppage in transit, replevin and reclamation; (B) Inventory and other goods; (C) intangibles (as defined in the PPSA) including, without limitation, all Intellectual Property; (D) documents of title (as defined in the PPSA) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the PPSA); (F) chattel paper (as defined in the PPSA); (G) Equipment; (H) Mortgaged Property; (I) securities (as defined in the PPSA) including, without limitation, certificated and uncertificated securities, security accounts, security entitlements, commodity contracts and commodity accounts; (J) all deposit accounts of Borrower maintained with any bank or financial institution; (K) all cash and other money and property of Borrower in the possession or under the control of Agent, any Lender or any participant; (L) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (M) proceeds and products of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above described property.  Notwithstanding the foregoing, Borrower Collateral shall not include (a) the last day of the term of any lease (but upon the enforcement of Agent’s rights hereunder, Agent shall stand possessed of such last day in trust to assign the same to any person acquiring such term) or (b) any consumer goods (as defined in the PPSA).

2.9           Yield Protection.

(A)          Capital Adequacy and Other Adjustments.  In the event Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Agent or such Lender or any corporation controlling Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender and thereby reducing the rate of return on Agent’s or such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall within fifteen (15) days after notice and demand from such Lender (with a copy to Agent) or Agent (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of Agent or such Lender, as applicable, additional amounts sufficient to compensate Agent or such Lender, as applicable, for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent or such Lender to Borrower shall, absent demonstrable error, be final, conclusive and binding for all purposes.

(B)           Increased BA Funding Costs.  If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of BA Rate) or otherwise increase the cost to any Lender of making or maintaining a BA Rate Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from such affected Lenders (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such affected Lenders to Borrower and Agent shall, absent demonstrable error, be final, conclusive and binding for all purposes.

2.10         Taxes.

(A)          No Deductions.  Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto referred to herein as “Tax Liabilities”; excluding, however, net income taxes, or franchise taxes imposed in lieu of net income taxes, to the extent imposed on the net income of any Lender or Agent by the jurisdiction under the laws of which Agent or such Lender is organized or is resident or carrying on business).  If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder or any other Loan Document to Agent or any Lender, then (i) the sum payable hereunder shall be increased as may be necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this subsection 2.10), Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

(B)           Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Agent or Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

(1)           does or shall subject Agent or any Lender to any tax of any kind whatsoever or causes the withdrawal or termination of a previously granted tax exemption with respect to this Agreement, the other Loan Documents or any Revolving Advances made hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, provincial or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

(2)           does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or such Lender of making or continuing any Revolving Advance hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its notice and demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled (with any such Lender concurrently notifying Agent).  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent demonstrable error, be final, conclusive and binding for all purposes.

(C)           Without prejudice to the survival of any agreement of Borrower under this Agreement, the agreement and obligations of Borrower contained in this subsection 2.10 shall survive the Termination Date.

(D)          Foreign Lenders.  Each Lender, and the successors and assignees of such Lender, organized under the laws of a jurisdiction outside of Canada (each, a “Foreign Lender”), to whom payments to be made under this Agreement or under the Notes may be exempt from Canadian withholding tax under the law of the jurisdiction in which the relevant Lender is located or under any tax treaty to which such jurisdiction is a party shall, at the time or times prescribed by applicable law, provide to Borrower (with a copy to Agent) any applicable form, certificate or document, in each case certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a

Certificate of Exemption to Borrower and Agent; provided that no Person who would otherwise be a Foreign Lender shall become a Lender hereunder unless such Person is able to deliver a Certificate of Exception at the time it becomes a Lender.

If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

2.11         Required Termination and Prepayment.

Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan, then, unless that Lender is able to make or to continue to fund or to maintain such Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding Loans owing to such Lender, together with interest accrued thereon.

2.12         Optional Prepayment/Replacement of Lenders.  Within fifteen (15) days after receipt by Borrower of (i) written notice and demand from any Lender for payment of additional costs as provided in subsection 2.9 or subsection 2.10 or (ii) written notice of any Lender’s inability to make Loans as provided in subsection 2.11 (any such Lender demanding such payment or having such inability being referred to herein as an “Affected Lender”), Borrower may, at its option notify Agent and such Affected Lender of its intention to take one of the actions set forth herein in subparagraph (A) or (B) below, provided that, in the case of an Affected Lender’s inability to make Loans as provided in subsection 2.11, Borrower’s option is conditional upon the Affected Lender not being required by law to terminate its Revolving Commitment hereunder prior to the expiry of the ninety (90) day period contemplated in subparagraphs (A) and (B) below:

(A)          Replacement of an Affected Lender.  Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for an Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event that Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitment hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign its Revolving Advances and Revolving Loan Commitment to such Replacement Lender in accordance with the provisions of subsection 9.5; provided, however, Borrower has (i) reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to

Agent pursuant to subsection 9.5 and, (ii) in any case where such replacement occurs as the result of a demand for payment of certain costs pursuant to subsection 2.9 or subsection 2.10, paid all increased costs for which such Affected Lender is entitled to under subsection 2.9 or subsection 2.10 through the date of such sale and assignment; or

(B)           Prepayment of an Affected Lender.  Borrower may prepay in full all outstanding Obligations owed to an Affected Lender and terminate such Affected Lender’s Revolving Loan Commitment.  Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender, including such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment, and terminate such Affected Lender’s Revolving Loan Commitment.

2.13         Compensation.

Borrower shall promptly compensate Agent for the benefit of Lenders (Agent’s calculation of such amounts shall, absent manifest error, be conclusive and binding upon all parties hereto), for any losses, expenses and liabilities including, without limitation, any loss (including interest paid) sustained by such Lender in connection with the re-employment of such funds: (i) if for any reason (other than a default by any Lender) a borrowing of any BA Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request of borrowing by Borrower; (ii) if any prepayment of any of its BA Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise); (iii) if any prepayment of any of its BA Rate Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its BA Rate Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, Agent may, in its sole discretion, (a) in accordance with subsection 2.4(A) and upon contemporaneous notice to Borrower, elect to honor the automatic request by Borrower for a Revolving Advance for such amount pursuant to subsection 2.1(C) or (b) reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

SECTION 3.
CONDITIONS TO LOANS

The obligations of Agent and each Lender to make Revolving Advances on each Funding Date are subject to satisfaction of all of the terms and conditions set forth in this Agreement and in the Conditions Rider attached hereto, and the accuracy of all the representations and warranties of Borrower and the other Loan Parties (as applicable) set forth herein and in the other Loan Documents.

SECTION 4.
REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

To induce Agent and each Lender to enter into the Loan Documents and to make and to continue to make Revolving Advances, Borrower represents, warrants and covenants to Agent and each Lender that the following statements are and (when deemed remade hereunder)

will be true, correct and complete and, unless specifically limited, shall remain so for so long as the Revolving Loan Commitment shall be in effect and until payment in full of all Obligations:

4.1           Organization, Powers, Capitalization.

(A)          Organization and Powers.  Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

(B)           Capitalization.  As of the Closing Date, the authorized share capital or capital stock of each of the Loan Parties and its respective Subsidiaries is as set forth on Schedule 4.1(B), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any shares of capital or other securities of any such entity.  All issued and outstanding shares of capital of each of US Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favour of Agent for the benefit of Agent and Lenders, and those in favour of US Facility Agent, for the benefit of US Facility Agent and US Facility Lenders, and such shares were issued in compliance with all applicable state, provincial, Canadian and US federal laws concerning the issuance of securities.  Borrower will promptly notify Lender of any change in the ownership or corporate structure of any Loan Party that would result in the occurrence of an Event of Default pursuant to subsection 8.1.

4.2           Authorization of Borrowing, No Conflict.  Each of the Loan Parties has the organizational power and authority to incur the Obligations and to grant security interests (or applicable equivalents) in the Collateral (in which it has any right, title or interest).  On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party do not contravene any applicable law, the constating documents, corporate charter or bylaws or other organizational documents of any Loan Party or any agreement or order by which any Loan Party or any Loan Party’s property is bound. The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

4.3           Financial Condition.  All financial statements concerning the Loan Parties (except for the financial statements concerning SDI Holding and its Subsidiaries for periods ending on or prior to June 30, 2005, which are addressed in the following paragraph) which have been or will hereafter be furnished to Agent or any Lender pursuant to this Agreement have been or will be prepared in accordance with US GAAP consistently applied throughout the periods involved (except as disclosed therein and, in the case of interim financial statements, except for the absence of footnotes and non-material year-end adjustments) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended.

The audited consolidated financial statements of SDI Holding (consisting of the audited consolidated balance sheets of SDI Holding and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flow of SDI Holding) as of and for the five month period ending December 31, 2002 and as of and for the fiscal years ended December 31, 2003 and 2004, and the unaudited consolidated financial statements of SDI Holding (consisting of the unaudited consolidated balance sheet of SDI Holding and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flow of SDI Holding) as of and for the six (6) month period ended June 30, 2005 (true, complete and correct copies of which have been furnished to Agent and Lenders), have been prepared in accordance with US GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of SDI and its Subsidiaries as of the dates indicated and the results of operations for the periods then ended, subject, in the case of interim financial statements, to (a) normal year end adjustments, and (b) the absence of disclosures normally made in footnotes.

The Pro Forma was prepared by US Borrower based on the unaudited consolidated balance sheet of Holdings and its Subsidiaries dated June 30, 2005 and the audited consolidated balance sheet of SDI Holding and its Subsidiaries dated June 30, 2005.

The Projections delivered by Borrower will be prepared in light of the past operations of the business of Holdings and its Subsidiaries, and such Projections will represent the good faith estimate of Borrower and its senior management concerning the reasonably expected course of the Loan Parties’ business as of the date such Projections are delivered; it being recognized that the Projections (as they relate to future events) are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ by a material amount from the Projections.

Since September 30, 2004 (June 30, 2004, in the case of SDI Holding, SDI Guarantor and Shelter), there have been no events or changes in facts or circumstances affecting any Loan Party which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

4.4           Indebtedness and Liabilities.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has (a) any Indebtedness except as reflected on the Pro Forma; or (b) any Liabilities other than as reflected on the Pro Forma or as incurred in the ordinary course of business following the date of the Pro Forma.  Borrower shall promptly deliver copies of all notices given or received by Holdings and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Indebtedness in an amount exceeding US$200,000 or the Equivalent Amount thereof, and shall promptly notify Agent of any potential or actual Event of Default with respect to any such Indebtedness.

4.5           Account Warranties and Covenants.  Except as otherwise disclosed to Agent in writing, as to each Account of Borrower (excluding Accounts of Borrower and US Obligors in an aggregate amount not exceeding US$200,000 or the Equivalent Amount thereof at any time) that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Borrower is the lawful owner of the Account and has the right to assign the same to Agent, for the benefit of Agent and Lenders; the Account is free of all Liens other than those in favour of Agent, on behalf of itself and Lenders, and US Facility Agent, on behalf of itself and the US Facility Lenders, and Prior Claims and the Account is due and payable in accordance with its terms.  Borrower shall, at its own expense: (a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with subsection 4.25 and (b) use its diligent efforts to assure prompt payment of all amounts due or to become due under the Accounts.  No discounts, credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted without Agent’s prior written consent; provided, however, until Agent notifies Borrower to the contrary, Borrower may presume consent.  Borrower will immediately notify Agent in the event that a customer alleges any dispute or claim with respect to an Account or of any other circumstances known to Borrower that may impair the validity or collectibility of an Account.  Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person.  After the occurrence of an Event of Default and upon notice from Agent to Borrower, Borrower shall not, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

4.6           Names and Locations. Schedule 4.6 sets forth, as of the Closing Date, all names, trade names, fictitious names and business names under which each Loan Party currently conducts business or has at any time during the past five years conducted business and the name of any entity which any Loan Party has acquired in whole or in part or from whom any Loan Party has acquired a significant amount of assets within the past five years and sets forth the location of each Loan Party’s chief executive office, principal place of business, domicile (within the meaning of the Quebec Civil Code), the location of each Loan Party’s books and records, the location of all other offices of each Loan Party and all locations of Collateral and any of the real or personal property of any of the other Loan Parties, and such locations are the applicable Loan Party’s sole locations for its business and its real or personal property.  Borrower will give Agent at least thirty (30) days advance written notice of: (a) any change of name or of any new trade name or fictitious business name of any Loan Party, (b) change of chief executive office, principal place of business, domicile (within the meaning of the Quebec Civil Code) or jurisdiction of incorporation or organization, (c) any change in the location of such Person’s books and records or personal or real property, or (d) any new location for such Person’s books and records or other personal or real property.

4.7           Title to Properties; Liens.  Borrower and each of its Subsidiaries has good, sufficient and legal title to all of its respective material properties and assets, in each case, free and clear of all Liens except Permitted Encumbrances.

4.8           Litigation; Adverse Facts.  There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party (including without limitation any tort claim in respect of asbestos products sold or distributed by any Loan Party) which could reasonably be expected to result in any Material Adverse Effect.  Promptly upon any officer of any Loan Party obtaining knowledge of (a) the institution of any material action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or (b) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to enable Agent and its counsel to evaluate such matter.

4.9           Payment of Taxes. All material tax returns and reports of each Loan Party required to be filed by any of them have been timely filed and are complete and accurate in all material respects.  All taxes, assessments, fees and other governmental charges which are due and payable by each Loan Party have been paid when due; provided that no such tax need be paid if the applicable Loan Party is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted, such Loan Party has established appropriate reserves as shall be required in conformity with US GAAP and, if such taxes are Prior Claims, the amount thereof has been reserved by Borrower in its calculation of the Canadian Borrowing Base.  As of the Closing Date, none of the income tax returns of any Loan Party are under audit and Borrower shall promptly notify Agent in the event that any Loan Party’s tax returns become the subject of an audit .  No tax liens have been filed against any Loan Party.  The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are in accordance with US GAAP.  The federal tax identification number of each Loan Party is set forth on Schedule 4.9 hereto.

4.10         Performance of Agreements.  None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, in any case which could reasonably be expected to have a Material Adverse Effect.  Borrower shall promptly notify Agent of (a) the occurrence of any material default or breach under any material contractual obligation of any Loan Party, (b) the termination of any material contractual obligation of any Loan Party in a manner adverse in any material respect to any Loan Party, or (c) the material amendment or modification of any material contractual obligation of any Loan Party, in a manner adverse in any material respect to any Loan Party.

4.11         Employee Pension and Benefit Plans.

(A)          Except as specifically disclosed in Schedule 4.11, each Canadian Pension Plan is duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status; all material obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion; there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans; there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans; and each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental authorities, agency or instrumentality and which are consistent with generally accepted actuarial principles).  Each Loan Party, after diligent inquiry, has neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans or Canadian Benefit Plans are the subject of an investigation, any other proceeding, an action or a claim.  There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(B)           Each Loan Party and each ERISA Affiliate, as the case may be, is in compliance, and will continue to remain in compliance, in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans.  No material liability has been incurred by any Loan Party or any ERISA Affiliate, as the case may be, which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

4.12         Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and, as of the Closing Date, all patents, trademarks, industrial designs and registered copyrights owned by any Loan Party and all licenses in respect of Intellectual Property to which any Loan Party is a party, are identified on Schedule 4.12.  All US or Canadian federally registered Intellectual Property owned by any Loan Party is valid, subsisting and enforceable and all filings necessary to maintain the effectiveness of such registrations have been made, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.13         Broker’s Fees.  No broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated hereby.

4.14         Environmental Matters. Except as set forth in Schedule 4.14, as of the Closing Date:

(i)            the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of US$500,000 in the aggregate;

(ii)           no Loan Party and no Subsidiary of a Loan Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to,

from or about any of their Real Estate that could reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of [US$500,000] in the aggregate;

(iii)          the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of US$500,000 in the aggregate;

(iv)          the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of US$500,000  in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing;

(v)           no Loan Party and no Subsidiary of a Loan Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party or Subsidiary which could reasonably be expected to be in excess of US$500,000  in the aggregate, and no Loan Party or Subsidiary of a Loan Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations;

(vi)          there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of US$500,000  in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Loan Party or any Subsidiary of a Loan Party;

(vii)         no notice has been received by any Loan Party or any Subsidiary of a Loan Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state or provincial statutes, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that may result in any of the Loan Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state or provincial statutes except for matters that could not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of US$250,000 in the aggregate; and

(viii)        the Loan Parties have provided to Agent copies of all existing environmental reports, reviews and audits known to the Loan Parties and all written information known to the Loan Parties pertaining to actual or potential Environmental Liabilities, in each case relating to any of the Loan Parties or their Subsidiaries.

(B)           Borrower hereby acknowledges and agrees that (i) to its knowledge, Agent is not now, and has not ever been, in control of any of the Real Estate or affairs of any Loan Party or its Subsidiaries, and (ii) Agent does not have the capacity through the provisions of the

Loan Documents or otherwise to influence any Loan Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

4.15         Solvency.  Borrower and each of its Subsidiaries:  (a) owns and will own assets, the aggregate of which is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all of their respective obligations, due and arising due; (b) are paying their current obligations in the ordinary course of business as they generally become due; and (c) are able to meet their respective obligations as they generally become due.  US Borrower and each of its Domestic Subsidiaries:  (a) owns and will own assets the fair saleable value of which on a going concern basis are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

4.16         Disclosure.  No representation or warranty of any Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There is no material fact known to any Loan Party that has had or could have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby.

4.17         Insurance.  Each Loan Party maintains adequate insurance policies for public liability, property damage, product liability, and business interruption with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent. Borrower shall cause Agent to be named as loss payee on all insurance policies relating to any Collateral and shall cause Agent to be named as additional insured under all liability policies of each Loan Party, in each case pursuant to appropriate endorsements in form and substance satisfactory to Agent and shall, and shall cause each other Loan Party to, collaterally assign to Agent, for itself and on behalf of Lenders, as security for the payment of Obligations of the applicable Loan Party all business interruption insurance of each Loan Party.  No notice of cancellation has been received with respect to such policies and each Loan Party is in compliance with all conditions contained in such policies.  Borrower shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in subsection 2.4.  In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but is not required to, purchase insurance at Borrower’s expense to protect Agent’s and the Lenders’ interests in the Collateral.  This insurance may, but need not, protect each Loan Party’s interests.

The coverage purchased by Agent may not pay any claim made by any Loan Party or any claim that is made against any Loan Party in connection with the Collateral.  Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that the applicable Loan Party has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations of Borrower.  The costs of the insurance may be more than the cost of insurance any Loan Party is able to obtain on its own.

4.18         Compliance with Laws. No Loan Party is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any Environmental Law, which violation would subject any Loan Party or any of its Subsidiaries, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation which could reasonably be expected to have a Material Adverse Effect has been alleged.

4.19         Bank Accounts.  Schedule 4.19 sets forth the account numbers and locations of all bank accounts of each Loan Party.  Neither Borrower nor its Subsidiaries shall establish any new bank accounts, or amend or terminate any Blocked Account or lockbox agreement without Agent’s prior written consent.  Neither Borrower nor any of its Subsidiaries will deposit or maintain in any disbursement account or operating account amounts in excess of outstanding cheques written on such account, payroll amounts and bank administration fees coming due.

4.20         Employee Matters.  Except as set forth on Schedule 4.20, (a) as of the Closing Date, no Loan Party or Subsidiary of a Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) as of the Closing Date, no petition for certification or union election is pending with respect to the employees of any Loan Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party or any of their Subsidiaries, (c) as of the Closing Date, there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Loan Party after due inquiry, threatened between any Loan Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (d) hours worked by and payment made to employees of each Loan Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters, and (e) each Loan Party has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec Pension plans, employment insurance and employee income taxes; all payments due from any Loan Party for U.S. employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party.  Except as set forth on Schedule 4.20, as of the Closing Date, neither Borrower nor any other Loan Party is party to an employment contract.

4.21         Governmental Regulation.  None of the Loan Parties is subject to regulation under the United States Public Utility Holding Company Act of 1935, Federal Power Act or Investment Company Act of 1940 or to any US or Canadian federal, state or provincial statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.22         Access to Accountants and Management.  Borrower authorizes Agent and Lenders to discuss the financial condition and financial statements of the Loan Parties with Holdings’ Accountants upon reasonable notice to Borrower of its intention to do so, and authorizes Holdings’ Accountants to respond to all of Agent’s inquiries. Agent and each Lender may, with the consent of Agent, which will not be unreasonably denied, and upon prior notice (in the absence of an Event of Default), confer with Loan Parties’ management directly regarding Loan Parties’ business, operations and financial condition.

4.23         Inspection; Field Exams.  Borrower shall permit Agent and any authorized representatives designated by Agent and shall cause each other Loan Party to permit such representatives to visit and inspect any of the properties of Borrower or any other Loan Party, including their financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and Holdings’ Accountants, upon prior notice (in the absence of an Event of Default) and at such reasonable times during normal business hours and as often as may be reasonably requested.  Each Lender may, with the consent of Agent, which will not be unreasonably denied, accompany Agent on any such visit or inspection (at such Lender’s expense in the absence of a continuing Event of Default described in either of subsection 8.1(A) or 8.1(C) (as a result of any breach of the Financial Covenants Rider)).  Obligors shall permit Agent and any authorized representatives designated by Agent to conduct field examinations with respect to any of the properties of Borrower or any of its Subsidiaries, from time to time, upon prior notice (in the absence of an Event of Default) and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, however, so long as no Default or Event of Default is continuing, (1) Agent shall not conduct field audits during the first Loan Year other than during the period from January 1, 2006 through March 31, 2006 and (2) following the first Loan Year, Agent shall not conduct field examinations with respect to any division of the US Obligors more than once every Loan Year.

4.24         Collateral Records. Borrower shall keep, and cause each Loan Party to keep, full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Agent’s security interests and other Liens thereon, for the benefit of Agent and Lenders.

4.25         Collection of Accounts and Payments.  On or prior to the Closing Date, Borrower shall have established lockboxes and blocked accounts (collectively, “Blocked Accounts”) in its name with such banks (“Collecting Banks”) as are acceptable to Agent (subject to irrevocable instructions acceptable to Agent as hereinafter set forth) to which all account debtors of Borrower shall directly remit all payments on Accounts of Borrower and in which Borrower will immediately deposit all payments made for Inventory or other payments constituting proceeds of Borrower Collateral in the identical form in which such payment was made, whether by cash or cheque.  The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Agent, that the Collecting Banks have no right to setoff against the Blocked Accounts at any time.  The

Collecting Banks shall further acknowledge and agree, in a manner satisfactory to Agent, that during the Activation Period:  (i) all payments made to the Blocked Accounts are the sole and exclusive property of Agent and US Facility Agent for their benefit and for the benefit of Lenders and US Facility Lenders and (ii) all such payments received will be promptly transferred to Agent’s Account.  Borrower hereby agrees that (i) Agent and US Facility Agent, for their benefit and for the benefit of Lenders and US Facility Lenders, have been granted a Lien on such Blocked Accounts and all funds on deposit therein as additional collateral security for the Obligations and the indebtedness and obligations under the US Facility Loan Agreement and (ii) during the Activation Period, all payments made to such Blocked Accounts or otherwise received by Agent and whether on the Accounts or as proceeds of other Borrower Collateral or otherwise will be the sole and exclusive property of Agent and US Facility Agent, for their benefit and for the benefit of Lenders and US Facility Lenders.  Borrower shall irrevocably instruct each Collecting Bank to promptly transfer, during the Activation Period, all payments or deposits to the Blocked Accounts into Agent’s Account.  If Borrower, or any if its Affiliates, employees, agents or other Person acting for or in concert with Borrower, shall during the Activation Period receive any monies, cheques, notes, drafts or any other payments relating to and/or proceeds of Accounts of Borrower or other Borrower Collateral, Borrower shall cause such Person to hold such instrument or funds in trust for Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Agent at its address set forth in subsection 10.3 below.  Notwithstanding any provision to the contrary herein or in any other Loan Document, prior to the Activation Period: (i) Borrower shall have sole dominion and control over the funds in the Blocked Accounts and the Collecting Banks shall transfer or apply funds on deposit therein in accordance with the instructions of Borrower, (ii) Borrower shall have no obligation to apply the funds in the Blocked Accounts to reduce any Obligations, and the Lenders and US Facility Lenders shall not have any right to cause such funds to be so applied, and (iii) neither the Agent nor the US Facility Agent shall have any right to endorse or collect any payments made to the Blocked Accounts, or to withdraw any funds from the Blocked Accounts, or to direct how the funds in the Blocked Accounts are applied.  An Activation Notice shall not be given unless and until either (i) an Event of Default occurs or (ii) Excess Availability is less than US$10,000,000 and, in the case of this clause (ii), Requisite Lenders have directed that such Activation Notice be given or have consented thereto.

Borrower may amend any one or more of the Schedules referred in this Section 4 (subject to prior notice to Agent, as applicable) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event shall the amendment of any such Schedule constitute a waiver by Agent and Lenders of any Default or Event of Default that exists notwithstanding the amendment of such Schedule.

SECTION 5.
REPORTING AND OTHER AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as the Revolving Loan Commitment shall be in effect and until payment in full of all Obligations, Borrower shall perform, and shall cause the other Loan Parties to perform, all covenants in this Section 5 applicable to such Person.

5.1           Financial Statements and Other Reports.  Borrower will deliver to Agent and each Lender (unless specified to be delivered solely to Agent) the financial statements and other reports contained in the Reporting Rider attached hereto.

5.2           Endorsement.  Borrower hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as Borrower’s true and lawful attorney-in-fact, with power to endorse Borrower’s name to any of the items of payment or proceeds described in subsection 4.25 above and all proceeds of Collateral that come into Agent’s possession or under Agent’s control.  Both the appointment of Agent as Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations (other than contingent indemnity obligations to the extent no unsatisfied claim has been asserted).

5.3           Maintenance of Properties.  Each Loan Party will maintain or cause to be maintained in good repair, working order and condition all material properties used in the businesses of Loan Parties and their Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.4           Compliance with Laws.  Each Loan Party will, and will cause its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Loan Parties or any of their Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

5.5           Further Assurances. Each Loan Party shall, and shall cause its Subsidiaries to, from time to time, execute such guaranties, financing, financing change or continuation statements, documents, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title, mortgages, deeds of trust, deeds of hypothecs, or other documents as Agent at any time may reasonably request to evidence, perfect, publish or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. Without limiting the foregoing, (a) Borrower shall, and shall cause the other Loan Parties to, execute and file such financing, financing change and continuation statements, or amendments thereto, and such other instruments, documents or notices, as may be necessary or desirable, or as Agent may request, in order to create, preserve and protect the security interests, hypothecs or liens granted or purported to be granted hereby or pursuant to any other Loan Document and (b) Borrower shall cause each Person, upon its becoming a Subsidiary of Borrower (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guarantee the Obligations and to grant to Agent, for the benefit of Agent and Lenders, security interests in the property of such Person to secure the Obligations and shall pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the equity interests of such Subsidiary to secure the Obligations.

5.6           Mortgages; Consents and Waivers, Title Insurance; Surveys and Certificates of Location.

(A)          Title Insurance.  On or before the Closing Date in respect of the Mortgaged Property located in the United States (or within thirty (30) days following delivery of any Mortgage with respect to any Additional Mortgaged Property, regardless of where located), Borrower shall, except as otherwise agreed by Agent, deliver or cause to be delivered to Agent ALTA lender’s title insurance policies or date down endorsement to any existing title insurance policies issued by title insurers reasonably satisfactory to Agent (the “Mortgage Policies”) in form and substance and in amounts reasonably satisfactory to Agent assuring Agent that the Mortgages are valid and enforceable first priority mortgage liens (or the equivalent thereof under applicable law) on the respective Mortgaged Property or Additional Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances.  The Mortgage Policies shall be in form and substance reasonably satisfactory to Agent and shall include an endorsement insuring against the effect of future advances under this Agreement, for mechanics’ liens and for any other matter that Agent may reasonably request; .

(B)           Additional Mortgaged Property.  Borrower shall as promptly as possible (and in any event within sixty (60) days after such designation) deliver to Agent a fully executed Mortgage, in form and substance satisfactory to Agent, together with title insurance policies and surveys or, in case of real property in the Province of Quebec, certificates of location, on any Additional Mortgaged Property designated by Agent.

(C)           Leaseholds.  In the case of each leasehold constituting Mortgaged Property or Additional Mortgaged Property, Agent shall have received such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages, deeds of trust or deeds of hypothec on such real property as may have been requested by Agent, which letters shall be in form and substance satisfactory to Agent.

(D)          Surveys and Certificates of Location.  On or before the Closing Date (or within thirty (30) days following delivery of any Mortgage with respect to Additional Mortgaged Property), Borrower shall, to the extent necessary to obtain the Mortgage Policies, deliver or cause to be delivered to Agent current surveys or certificates of location, as applicable, certified or executed by a licensed surveyor, for all real property that is the subject of the Mortgage Policies including Additional Mortgaged Property for which a Mortgage Policy is issued.  All such surveys and certificates of location or equivalents thereof shall be sufficient to allow the issuer of the Mortgage Policy to remove the general survey exception (or the applicable equivalent thereof).

5.7           Use of Proceeds. Borrower shall use the proceeds of all Revolving Advances for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations.

5.8           Bailees.  If any Collateral is at any time in the possession or control of any warehouseman, bailee or US Obligor’s agents or processors, upon the request of Agent, Borrower shall notify, or arrange the notification of, such warehouseman, bailee, agent or processor of the security interests (or applicable equivalents thereof) in favour of Agent, for the benefit of Agent and Lenders, created hereby or the other Loan Documents, and shall instruct such Person to hold all such Collateral for Agent’s Account subject to Agent’s instructions.

5.9           Third Party Inventory.  All inventory and products owned by Persons other than a Loan Party and located on any premises owned, leased or controlled by any Loan Party, shall be separately and conspicuously identified as such and shall be segregated from such Loan Party’s own Inventory located at such premises.

5.10         Environmental Matters.

Each Loan Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) notify Agent promptly after such Loan Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in a Material Adverse Effect; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party or any Person within its control in connection with any such violation, Release or order or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to result in a Material Adverse Effect.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Person under its control, or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about, any of its Real Estate that, in each case, would reasonably be expected to have a Material Adverse Effect, then each Loan Party and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent reasonably deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.11         Currency Rate Agreement.  If Agent shall determine in its reasonable credit judgment that Borrower and its Subsidiaries at any time hereafter have a material currency exchange risk exposure relative to Borrower’s Obligations hereunder, then, within sixty (60) days after a request by Agent to do so, Borrower shall enter into (and thereafter maintain) Currency Rate Agreements to hedge such currency exchange exposure in a manner, and upon terms and conditions, reasonably satisfactory to Agent.

“Currency Rate Agreement” means any currency rate swap agreement, currency forward purchase contract or similar agreement or arrangement entered into between Borrower and any Lender (or Affiliate of any Lender), designed to protect Borrower against fluctuations in currency exchange rates entered into in accordance with this subsection 5.10.

SECTION 6.
FINANCIAL COVENANTS

Borrower covenants and agrees that so long as the Revolving Loan Commitment remains in effect and until indefeasible payment in full of all Obligations, Borrower and each other Loan Party shall comply with all covenants contained in the Financial Covenants Rider.

SECTION 7.
NEGATIVE COVENANTS

Borrower covenants and agrees that so long as the Revolving Loan Commitment remains in effect and until indefeasible payment in full of all Obligations, Borrower shall not and will not permit any other Loan Party (except where indicated) to:

7.1           Indebtedness and Liabilities.  Directly or indirectly create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:

(a)           the Obligations;

(b)           intercompany Indebtedness (i) outstanding on the Closing Date, and (ii) arising from loans made by US Borrower to its Subsidiaries following the Closing Date to fund working capital requirements of such Subsidiaries in the ordinary course of business and to fund Permitted Acquisitions; provided, however, that the aggregate outstanding principal amount of intercompany loans from US Borrower to Beacon Canada Holdings and Borrower shall not exceed an amount equal to the outstanding balance of such intercompany loan as of the Closing Date (after giving effect to the Related Transactions on the Closing Date) plus US$3,000,000 or the Equivalent Amount thereof in Canadian Dollars at any time; provided, further, that upon the request of Agent at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be delivered to US Facility Agent and shall be pledged to (i) US Facility Agent, for the benefit of US Facility Agent and US Facility Lenders, as security for the obligations under the US Facility Loan Documents and (ii) Agent, for the benefit of Agent and Lenders, as security for the payee Loan Party’s Obligations;

(c)           Indebtedness of US Borrower pursuant to the US Facility Loan Documents;

(d)           in the case of the Loan Parties, other than Borrower and its Subsidiaries, Indebtedness permitted under the US Facility Loan Agreement;

(e)           Indebtedness not to exceed US$12,000,000, or the Equivalent Amount thereof in Canadian Dollars, in the aggregate for all Loan Parties at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(f)            unsecured Indebtedness not to exceed US$15,000,000, or the Equivalent Amount thereof in Canadian Dollars, in the aggregate for all Loan Parties at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Agent and Requisite Lenders;

(g)           Indebtedness existing on the Closing Date and identified on Schedule 7.1;

(h)           unsecured Indebtedness of Holdings incurred in connection with any Permitted Acquisition; provided, however, that any such Indebtedness shall (i) have a maturity date no earlier than ninety (90) days after the date set forth in clause (a) of the definition of “Termination Date”, (ii) shall be fully subordinated to the Obligations in a manner satisfactory to Agent and (iii) be otherwise issued pursuant to terms and conditions reasonably satisfactory to Agent; and

(i)            “earn-out” payment obligations of US Borrower under the Shelter Acquisition Documents.

Loan Parties will not, and will not permit the other Loan Parties to, incur any Liabilities except for Indebtedness permitted herein and trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which any Loan Party is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Loan Party has established adequate reserves therefor under US GAAP.

7.2           Contingent Obligations.  Directly or indirectly create or become or be liable with respect to any Contingent Obligation (other than in respect of the Obligations) except:

(a)           those resulting from Currency Rate Agreements and Interest Rate Agreements entered into by Borrower with any Lender (or Affiliate of a Lender) or otherwise with Agent’s prior written approval;

(b)           those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)           those existing on the Closing Date and described in Schedule 7.2 annexed hereto;

(d)           those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)           those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions or Permitted Acquisitions;

(f)            those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding US$200,000, or the Equivalent Amount thereof, in aggregate liability for all Loan Parties;

(g)           those incurred with respect to Indebtedness permitted by clauses (a), (c), (e), and (f) of subsection 7.1 provided that any guaranty of Indebtedness that is subordinated to the Obligations shall be subordinated to the same extent that such Indebtedness is subordinated to the Obligations;

(h)           in the cases of the Loan Parties, other than Borrower and its Subsidiaries, those that are permitted under the US Facility Loan Agreement; and

(i)            any other Contingent Obligation not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding for all Loan Parties, do not exceed US$500,000, or the Equivalent Amount thereof.

7.3           Transfers, Liens and Related Matters.

(a)           Transfers.  Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets or property of any other Loan Party, except that Borrower, US Borrower and its other Subsidiaries may (i) sell Inventory to customers in the ordinary course of business and dispose of obsolete equipment not used or useful in the business for fair value; and (ii) make Asset Dispositions if all of the following conditions are met: (1) the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed US$500,000 or the Equivalent Amount thereof (for all such Loan Parties); (2) the consideration received is at least equal to the fair market value of such assets; (3) at least 75% of the consideration received is cash;  (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4 or the US Facility Loan Agreement, as applicable; (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations or the obligations under the US Facility Loan Documents, as applicable, with the proceeds thereof, each Loan Party is in compliance on a pro forma basis with the covenants set forth in the Financial Covenants Rider recomputed for the most recently ended fiscal quarter or fiscal month (as applicable) for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition.

(b)           Liens.  Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of any other Loan Party or any proceeds, income or profits therefrom.

(c)           No Negative Pledges.  Enter into or assume any agreement (other than the Loan Documents and the US Facility Loan Documents) prohibiting the creation or assumption of any Lien upon the properties or assets of any Loan Party, whether now owned or hereafter acquired.

(d)           No Restrictions on Subsidiary Distributions.  Except as provided herein and in the US Facility Loan Documents, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to: (1) pay dividends or make any other distribution on any of such Subsidiary’s shares or capital stock owned by Borrower or any Subsidiary of Borrower; (2) pay any indebtedness owed to Borrower or any Subsidiary of Borrower; (3) make loans or advances to Borrower or any Subsidiary of Borrower; or (4) transfer any of its property or assets to Borrower or any Subsidiary of Borrower.

7.4           Investments and Loans.  Make or permit to exist investments in or loans to any other Person, except:  (a) Cash Equivalents; (b) intercompany loans by US Borrower to its Subsidiaries to the extent permitted under subsection 7.1; (c) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of US$300,000, or the Equivalent Amount thereof, for all employees of all Loan Parties, at any time; (d) promissory notes of employees issued to Holdings in consideration for shares of capital stock of Holdings issued by Holdings to such employees in an aggregate outstanding amount not exceeding US$750,000, or the Equivalent Amount thereof, at any time; and (e) Permitted Acquisitions consummated by US Obligors.

7.5           Restricted Junior Payments.  Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

(a)           Borrower may make payments and distributions to Beacon Canada Holdings that are used by Beacon Canada Holdings to make payments and distributions to US Borrower, the proceeds of which payments and distributions US Borrower uses to make payments and distributions to Holdings in order that Holdings may pay US federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that Borrower’s aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Borrower and its Subsidiaries not filed a consolidated or combined return with Holdings;

(b)           Subsidiaries of Borrower may make Restricted Junior Payments to Borrower;

(c)           US Borrower may make distributions to Holdings to permit Holdings to redeem (and Holdings may redeem) shares of its capital stock (or warrants or options to acquire any such shares) from employees of US Borrower and its Subsidiaries upon the death or other termination of employment of such employees, provided all of the following conditions are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing or would arise as a result of such distribution or redemption;

(ii)           after giving effect to such distribution and redemption, the Loan Parties shall be in compliance on a pro forma basis with all covenants and agreements set forth in the Financial Covenants Rider (excluding paragraph A thereof) recomputed for the twelve-month period ending on the last day of the most recent fiscal quarter for which Agent has received the monthly financial statements required to be delivered pursuant to paragraph (A) of the Reporting Rider;

(iii)          the aggregate amount of such distributions permitted in any fiscal year of US Borrower shall not exceed US$500,000; and

(iv)          after giving effect to such distribution and payment and the making of any US Facility Revolving Loan to fund such distribution, Excess Availability is at least US$10,000,000; and

(d)           in the cases of the Loan Parties, other than Borrower and its Subsidiaries, may make Restricted Junior Payments permitted under the US Facility Loan Agreement.

7.6           Restriction on Fundamental Changes.

(a)           Enter into any transaction of amalgamation, merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock or shares of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock, shares or other beneficial ownership of, any Person, except pursuant to a Permitted Acquisition.

7.7           Changes Relating to Indebtedness.  Change or amend the terms of any of its Indebtedness permitted by clauses (b) through (h) of subsection 7.1 if the effect of such amendment is an attempt to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal of or interest on such Indebtedness are due; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment provisions of such Indebtedness; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Loan Party, Agent or any Lender.

7.8           Transactions with Affiliates.  Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except (a) for transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any Loan Party and upon fair and reasonable terms which are fully disclosed to Agent and are no less favourable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) for payment of reasonable compensation to officers and employees for services actually rendered to such Loan Party, and (c) for payment of reasonable fees to independent directors.

7.9           Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by such Loan Party on the Closing Date.

7.10         Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than the Loan Parties; provided that the contribution of Borrower and its Subsidiaries with respect to taxes as a result of the filing of a consolidated return with Holdings shall not be greater, nor the receipt of tax benefits less, than they would have been had Borrower and its Subsidiaries not filed a consolidated return with Holdings.

7.11         Subsidiaries.  Other than the Subsidiaries set forth on Schedule 7.11, establish, create or acquire any new Subsidiaries other than in connection with a Permitted Acquisition..

7.12         Fiscal Year; Tax Designation.  Change its Fiscal Year; or, in the case of the Loan Parties other than Borrower, elect to be designated as an entity other than a C corporation or, in the case of Borrower, elect to be designated as an entity other than an unlimited liability company.

7.13         Press Release; Public Offering Materials.  Borrower agrees that none of it, the other Loan Parties or any of their respective Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Loan Party or any of its Subsidiaries, using the name of GE Canada Finance or GE Capital or any of their respective Affiliates or specifically referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Canada Finance and GE Capital and without the prior written consent of GE Canada Finance and GE Capital except that, to the extent (and only to the extent) such disclosure is required under applicable law or under the applicable rules of any national securities exchange, national securities association, national market system or similar provincial self-regulatory organization or any other self-regulatory organization, the Loan Parties may make such disclosure without the consent of GE Capital and GE Canada Finance, and except in the case of any material disclosure, without giving prior notice to GE Capital and GE Canada Finance, provided that the Loan Parties must in all events use reasonable efforts to consult with GE Capital and GE Canada Finance before making such disclosure.  Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Loan Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

7.14         Bank Accounts.  In the case of Borrower and its Subsidiaries, establish any new bank accounts, or attempt to amend or terminate any Blocked Account or lockbox agreement without Agent’s prior written consent.

7.15         Hazardous Materials.

Borrower shall not and shall not cause or permit any Loan Party or any of their respective Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Loan Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations, Environmental Liabilities or adverse impact on value or marketability that could not reasonably be expected, in either case, to have a Material Adverse Effect.

7.16         CIGNA Impress Account.

Maintain more than US$125,000 on deposit in the CIGNA Impress Account.

SECTION 8.
DEFAULT, RIGHTS AND REMEDIES

8.1           Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following (for each subsection a different grace or cure period may be specified, if no grace or cure period is specified, such occurrence or existence constitutes an immediate Event of Default):

(A)          Payment.  (1) Failure to pay any payments of principal of the Revolving Loan when due, or to repay the Revolving Loan to reduce its balance to the Maximum Revolving Loan Amount or (2) failure to pay, within (5) days after the due date, any interest on the Revolving Loan or any other amount due (other than principal of the Revolving Loan) under this Agreement or any of the other Loan Documents; or

(B)           Default in Other Agreements.  (1) Failure of any Loan Party to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (2) breach or default of any Loan Party with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of US$200,000, or the Equivalent Amount thereof or having an aggregate principal amount in excess of US$300,000, or the Equivalent Amount thereof, to become or be declared due prior to its stated maturity; or

(C)           Breach of Certain Provisions.  (1) Failure of any Loan Party to perform or comply with any term or condition contained in paragraph (A) or (B) of the Reporting Rider, that portion of subsection 4.17 relating to Loan Parties’ obligations to maintain insurance or subsection 5.1, or contained in Section 7 or the Financial Covenants Rider; or (2) failure of any Loan Party to perform or comply with any term or condition contained in paragraph (D), (E) or (J) of the Reporting Rider and such failure is not remedied or waived within five (5) Business Days (two (2) Business Days in the case of any term or condition contained in paragraph (E) of the Reporting Rider to be performed on a weekly basis) after the date such failure first occurs; or

(D)          Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect on the date made; or

(E)           Other Defaults Under Loan Documents.  Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement,

other than those otherwise set forth in this subsection 8.1, or defaults in the performance of or compliance with any term contained in any other Loan Document and such default is not remedied or waived within fifteen (15) days after notice from Agent, as required, or Requisite Lenders, to Borrower of such default; or

(F)           Change in Control. (1) Any person or group of persons (within the meaning of the Securities Exchange Act of 1934) other than the underwriters in a public offering or CHS shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the issued and outstanding shares of capital stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; or (2) Holdings ceases to beneficially and of record own and control all of the issued and outstanding capital stock or other equity securities of US Borrower free and clear of all Liens other than Liens in favour of Agent and US Facility Agent; or (3) US Borrower ceases to beneficially own and control, directly or indirectly, free and clear of all Liens other than Liens in favour of Agent and US Facility Agent, 100% of the issued and outstanding shares of each class of capital stock or other equity securities entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the boards of directors of any Loan Party other than US Borrower and Holdings; or

(G)           Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under any applicable Insolvency Law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, under any applicable Insolvency Law now or hereafter in effect; or (b) a receiver, interim receiver, receiver and manager, liquidator, sequestrator, trustee, monitor, custodian or other Person having similar powers over any Loan Party, or over all or a substantial part of their respective property, is appointed; or

(H)          Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) Any Loan Party commences a voluntary case or proceeding under any applicable Insolvency Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or proceeding or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding under any such law or consents to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, trustee, monitor, custodian or other similar Person for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

(I)            Liens.  Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of US Borrower or any of its Subsidiaries by Canada (Her Majesty in Right of Canada) or the United States or any department, agency or instrumentality thereof or by any province, state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days; or

(J)            Judgment and Attachments.  Any money judgment, writ or warrant of execution or attachment, or similar process involving (1) an amount in any individual case in excess of US$300,000, or the Equivalent Amount thereof, or (2) an amount in the aggregate at any time in excess of US$500,000, or the Equivalent Amount thereof (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, but in any event not later than five (5) days prior to the date of any proposed sale thereunder; or

(K)          Dissolution.  Any order, judgment or decree is entered against any Loan Party decreeing the dissolution, winding-up or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days, but in any event not later than five (5) days prior to the date of any proposed dissolution, winding-up or split up; or

(L)           Solvency. Any Loan Party ceases to be solvent (as represented by the Loan Parties in subsection 4.15) or admits in writing its present or prospective inability to pay its debts as they become due; or

(M)         Injunction. Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for fifteen (15) days or more; or

(N)          Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Document to which it is party, or gives notice to such effect; or

(O)          Failure of Security.  Agent, on behalf of itself and Lenders, does not have or ceases to have a valid and perfected first priority security interest (or the applicable equivalent thereof) in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or

(P)           Income Tax Act.  A requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Lender or any other Person in respect of Borrower or any of its Subsidiaries or otherwise issued in respect of Borrower or any of its Subsidiaries; or

(Q)          Damage, Strike, Casualty.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labour dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of US Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(R)           Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by US Borrower or any of its

Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(S)           Forfeiture.  There is filed against any Loan Party of any civil or criminal action, suit or proceeding, which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

(T)           Default under US Facility Loan Agreement.  Any Event of Default (as defined under the US Facility Loan Agreement) shall occur under the US Facility Loan Agreement.

8.2           Suspension of Commitments.  Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Agent may, or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making additional Revolving Advances and the Revolving Loan Commitment shall be suspended; provided, that in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

8.3           Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Revolving Loan Commitment shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent may and, upon demand by Requisite Lenders, shall, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Revolving Loan Commitment shall thereupon terminate.

8.4           Remedies.  If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may, and shall upon the request of Requisite Lenders, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in the other Loan Documents or otherwise available to it, all the rights and remedies of a secured party on default under the Personal Property Security Legislation (whether or not such Personal Property Security Legislation applies to the affected Borrower Collateral) and may also (a) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; and (c) without notice or demand or legal process, enter upon any premises of Borrower and take possession of Collateral. All rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law.  Borrower agrees that, to the extent notice of sale of the Borrower Collateral or any part thereof shall be required by law, at least fifteen (15) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  At any sale of the Borrower Collateral (whether public or private), if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Borrower Collateral or any portion thereof for the account of Agent or such Lender.  Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given.  Borrower shall remain liable for any deficiency.  Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.  Agent shall not be required to proceed against any Collateral but may proceed against any Loan Party directly.

8.5           Appointment of Receiver.  Agent and Lenders may appoint, remove and reappoint any person or persons, including any employee or agent of Agent and Lenders to be an interim receiver or receiver (the “Receiver”) which terms shall include a receiver and manager of, or agent for, all or any part of the Borrower Collateral.  Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Agent or any Lender, and Agent and Lenders shall not in any way by responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents.  Except as otherwise directed by Agent and Lenders, all money received by such Receiver shall be received in trust for and paid to Agent for the benefit of Lenders.  Such Receiver shall have all of the powers and rights of Agent and Lenders described in subsection 8.4.  Agent may, either directly or through its agents or nominees, exercise any or all powers and right of a Receiver.

8.6           Costs of Enforcement.  Borrower shall pay all costs, charges and expenses incurred by Agent, any Lender or any Receiver or any nominee or agent of Agent or any Lender, whether directly or for services rendered (including, without limitation, solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Loan Document and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

8.7           Appointment of Attorney-in-Fact.  Borrower hereby constitutes and appoints Agent as Borrower’s attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or Borrower thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral.  The appointment of Agent as Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable until indefeasible payment in full and complete performance of all of the Obligations and termination of the Revolving Loan Commitment.

8.8           Limitation on Duty of Agent with Respect to Collateral.  Beyond the safe custody thereof, Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property.  Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by Agent in good faith.

8.9           Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) subject to the Intercreditor Agreement, in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Agent and then any Lender with respect to this Agreement, the other Loan Documents or the Borrower Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of any Insolvency Law would have accrued on such amounts); third, to the principal amounts of the Obligations outstanding; and fourth, to any other Obligations or other obligations or indebtedness of Borrower owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement or Currency Rate Agreement or in respect of any Banking Services.  Any balance remaining shall be delivered to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

8.10         License of Intellectual Property.  Borrower hereby assigns, transfers and conveys to Agent, for the benefit of Agent and Lenders, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by Borrower, together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral (subject, in the case of trade-marks, to sufficient rights of quality control and inspection in favour of the owner of such trade-marks as is reasonably necessary to avoid the risk of invalidation of such trade-marks).  This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license is granted free of charge.  Insofar as the terms of any agreement prohibit the assignment or sublicense of Borrower’s rights under such contract, Borrower shall use its best efforts to obtain a consent to such assignment, conveyance or sublicense to Agent from the other parties to such contract.

8.11         Waivers; Non-Exclusive Remedies.  No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.

SECTION 9.
AGENT

9.1           Agent.

(A)          Appointment.  Each Lender hereto and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes GE Canada Finance as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken.  The provisions of this subsection 9.1 are solely for the benefit of Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.  For the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Quebec, Agent shall be the holder of an irrevocable power of attorney for all present and future Lenders.  By executing an Assignment and Acceptance Agreement, any future Lender shall be deemed to ratify the power of attorney granted to Agent hereunder.  Lenders and each Loan Party agree that notwithstanding Section 32 of “the Act respecting the Special Powers of Legal Persons (Quebec)”, Agent may, as the person holding the power of attorney of Lenders, acquire any debentures or other title of indebtedness secured by any hypothec granted by any Loan Party to Agent pursuant to the laws of the Province of Quebec.

(B)           Nature of Duties.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender or any Loan Party.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own appraisal of the credit worthiness of the Loan Parties, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Loan Parties, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(C)           Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders in the absence of an express requirement for a greater percentage of Lender approval hereunder for such action.

(D)          Reliance.  Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, telecopy or telegram) believed by it in good faith to be genuine, valid, effective and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(E)           Indemnification.  Each Lender, in proportion to its Pro Rata Share, severally and not jointly, agrees to reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, legal fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not promptly reimbursed by Borrower; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against, even if so directed by Lenders or Requisite Lenders, until such additional indemnity is furnished.  The obligations of Lenders under this subsection 9.1(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F)           GE Canada Finance Individually.  With respect to its Commitments and the Loans made by it, GE Canada Finance shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Canada Finance in its individual capacity as a Lender or one of the Requisite Lenders.  GE Canada Finance, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  GE Canada Finance, either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges that GE Capital, of which GE Canada Finance is a Subsidiary, is the US Facility Agent and a US Facility Lender and has purchased certain equity interests in Holdings and the potential conflict of interest of GE Canada Finance as Agent and as a Lender, and GE Capital, as the US Facility Agent, a US Facility Lender and a holder of an equity interest in, and subordinated indebtedness of, Holdings and consents thereto.

(G)           Successor Agent.

(1)           Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below.

(2)           Appointment of Successor.  Upon any such notice of resignation pursuant to clause (G)(1) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower.  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(3)           Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

(H)          Collateral Matters.

(1)           Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Revolving Loan Commitment and upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).  In addition, with the consent of Requisite Lenders, Agent may release Liens granted to or held by Agent upon any Collateral having a book value of not greater than five percent (5%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or in a series of related transactions; provided, however, in no event will Agent, acting under the authority granted to it pursuant to this sentence, release during any calendar year Liens granted to or held by Agent upon any Collateral having a total book value in excess of ten percent (10%) of the total book value of all Collateral, as determined by Agent.

(2)           Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.1(H)(1) above), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (i) and (ii) of subsection 9.1(H)(1).  Upon receipt by Agent of confirmation from the requisite percentage of Lenders (as set forth in subsection 9.1(H)(1) above), if any, of Agent’s authority to release any Liens upon any Collateral, and upon at least ten (10) Business Days prior written request by Borrower, Agent shall, and is hereby irrevocably authorized by Lenders to, execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens granted to Agent on behalf of Agent and Lenders upon (or obligations of any Loan Party, in respect of) all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

(3)           Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the other Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the other Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, however, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(I)            Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with applicable law in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions.  Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of Agent and Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of Agent and Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to any of the Loan Parties, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims.  Any custodian in any judicial proceedings relative to any Loan Party is hereby authorized by each Lender to make payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent, its agents, financial advisors and legal counsel, and any other amounts due Agent.  Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

(J)            Exercise of Remedies.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

9.2           Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.

9.3           Action by Agent. Agent shall take such action with respect to any Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

9.4           Amendments, Waivers and Consents.

(A)          Percentage of Lenders Required.  Except as otherwise provided herein or in any of the other Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or, Agent, if expressly set forth herein or in any of the other Loan Documents) and the applicable Loan Party; provided however, no amendment, modification, termination, waiver or consent shall be effective, unless in writing and signed by all Lenders (excluding Defaulting Lenders) and all US Facility Lenders (excluding “Defaulting Lenders”, as such term is defined in the US Facility Loan Agreement):  (i) increase the Revolving Loan Commitment or any Lender’s Pro Rata Share of the Revolving Loan Commitment; (ii) reduce the principal of or the rate of interest on any Loan or reduce the fees payable with respect to any Loan; (iii) extend the Termination Date or the scheduled due date for all or any portion of principal of the Loans or any interest or fees due hereunder; (iv) amend the definitions of the term “Requisite Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (v) amend or waive this subsection 9.4 or the definitions of the terms used in this subsection 9.4 insofar as the definitions affect the substance of this subsection 9.4; (vi) increase the percentages contained in the definition of Canadian Borrowing Base (or in the definition of Consolidating Borrowing Base under the US Facility Loan Agreement) or amend the definitions of the terms “Canadian Borrowing Base”, “Consolidated Borrowing Base” or “Consolidating Borrowing Base” (as defined under the US Facility Loan Agreement) or the definitions of the terms used therein insofar as those terms affect the substance of such terms; (vii) amend paragraph A of the Financial Covenants Rider or the definitions of the terms used therein insofar as the definitions affect the substance of such paragraph (A); (viii) release Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 7.3 or subsection 9.1 or under any other Loan Document); or (ix) amend the terms “Obligations” or the definitions of the terms used therein insofar as those definitions affect the substance of such term; (x) consent to the assignment, delegation or other transfer by any Loan

Party of any of its rights and obligations under any Loan Document; (xi) amend or waive subsection 8.9; or (xii) increase the “Commitments” under (and as defined in) the US Facility Loan Agreement; provided, further, that no amendment, modification, termination, waiver or consent affecting the rights or duties of Agent under this Section 9 or under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders and other Persons (if any) required to take such action.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9 shall be binding upon each Lender or future Lender and, if signed by a Loan Party, on such Loan Party.

(B)           Specific Purpose or Intent.  Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination, waiver or consent shall be required for Agent to take additional Collateral.

(C)           Failure to Give Consent; Replacement of Non-Consenting Lender.  In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.  If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders under this subsection 9.4, the consent of Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (A) or (B) below, to either (A) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to subsection 2.12(A), as if such Lender were an Affected Lender thereunder, but only so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (B) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders’ Commitments pursuant to subsection 2.12(B), as if such Lender were an Affected Lender thereunder.

Notwithstanding anything in this subsection 9.4, Agent and Borrower, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections.

9.5           Assignments and Participations in Loans.

(A)          Assignments.  Each Lender may assign its rights and delegate its obligations under this Agreement to an Eligible Assignee; provided, however, (1) such Lender (other than GE Canada Finance) shall first obtain the written consent of Agent and Borrower (unless assigning to a Lender or an Affiliate of a Lender), which consent, in either case, shall not be unreasonably withheld; provided, that such consent of Borrower shall not be required at any time that an Event of Default exists), (2) the Pro Rata Share of the Revolving Loan Commitment being assigned shall in no event be less than the lesser of (a) C$7,500,000, or (b) the entire amount of the Pro Rata Share of the Revolving Loan Commitment of the assigning Lender, (3) (a) the parties to such assignment shall execute and deliver to Agent for acceptance and recording a Assignment and Acceptance Agreement together with (i) a processing and recording fee of US$3,500 or the Equivalent Amount thereof payable by the assigning Lender to Agent and

(ii) each of the Notes originally delivered to the assigning Lender, and (4) if such assignee is a non-resident of Canada for the purpose of the ITA (and, for greater certainty, a Person who is deemed to be resident in Canada for the purpose of the ITA or is deemed by subsection 212 (13.3) of the ITA to be resident in Canada in respect of any amounts paid or credited under this Agreement is not such a non-resident of Canada), then, notwithstanding subsection 2.10, prior to the occurrence of an Event of Default that is continuing, Borrower shall not be obligated to gross-up payments of interest and fees payable hereunder to such assignee by the amounts of Canadian withholding tax that may be exigible on such interest or fees as a result of the assignee being a non-resident of Canada for the purpose of the ITA.  The administrative fee referred to in clause (3) of the preceding sentence shall not apply to an assignment of a security interest in all or any portion of a Lender’s rights under this Agreement or the other Loan Documents, as described in paragraph (D)(1) below. Upon receipt of all of the foregoing, Agent shall notify Borrower of such assignment and Borrower shall comply with its obligations under the last sentence of subsection 2.1(D).  In the case of an assignment authorized under this subsection 9.5, the assignee shall be considered to be a “Lender” hereunder (and without limiting the generality of the foregoing, the assignee shall be considered to be a Lender under, and bound by, the Intercreditor Agreement) and Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of the Borrower to the assignee. The assigning Lender shall be relieved of its obligations to make Loans hereunder with respect to its Pro Rata Share of the Revolving Loan Commitment or assigned portion thereof.

(B)           Participations.  Each Lender may sell participations in all or any part of its Pro Rata Share of the Revolving Loan Commitment made by it to another Person; provided, however, such Lender shall first obtain the prior written consent of Agent, which consent shall not be unreasonably withheld, and any such participation shall be in a minimum amount of C$5,000,000.  All amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (1) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (2) any extension of the Termination Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (3) any release of substantially all of the Collateral.  Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of subsections 2.9, 2.10, 9.6 and 10.2 be considered to be a “Lender”; provided, that no such participant shall be entitled to receive any greater amount pursuant to such subsections from the participating Lender would have been entitled to receive in respect of the portion of such Revolving Loan or Revolving Loan Commitment in which such participation was sold.

(C)           No Relief of Obligations; Cooperation; Ability to Make BA Rate Loans.  Except as otherwise provided in subsection 9.5(A) no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender.  Each Lender may furnish any information concerning the Loan Parties in the possession of that Lender from time to time to Eligible Assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 10.20.  Borrower agrees that it will use its diligent efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda.  Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making BA Rate Loans, no Person shall become a Lender hereunder unless such Person shall also be capable of making BA Rate Loans.

(D)          Security Interests; Assignment to Affiliates.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time following written notice to Agent (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favour of any Person; provided, however  (a) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document and (b) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by subsection 9.5; and (2) subject to complying with the provisions of subsection 9.5(A), assign all or any portion of its funded loans to an Eligible Assignee which is a Subsidiary of such Lender or its parent company, to one or more other Lenders, or to a Related Fund.  For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an Affiliate of such investment advisor.

(E)           Recording of Assignments.  Agent shall maintain at its office in Toronto, Ontario a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be presumptive evidence of the amounts due and owing to Lenders in the absence of manifest error.  Borrower, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

9.6           Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising its right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of Agent and all Lenders in accordance with their Pro Rata Shares.

9.7           Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan or Revolving Advance before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, telex, fax or telecopy of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. Toronto time on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s Account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this subsection 9.7 shall be without premium or penalty.  Nothing in this subsection 9.7 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 9.8, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

9.8           Settlements, Payments and Information.

(A)          Revolving Advances and Payments; Fee Payments.

(1)           Fluctuation of Revolving Loan Balance.  The Revolving Loan balance may fluctuate from day to day through Agent’s disbursement of funds to, and receipt of funds from, Borrower.  In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 2 and subsection 9.7, Revolving Advances and repayments will be settled according to the procedures described in this subsection 9.8. Notwithstanding these procedures, each Lender’s obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent.  Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

(2)           Settlement Dates.  Once each week for the Revolving Loan or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of each such Lender’s Pro Rata Share of the Revolving Loan.  In the event payments are necessary to adjust the amount of such Lender’s required Pro Rata Share of the Revolving Loan balance to such Lender’s actual Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other’s account not later than 3:00 p.m. Toronto time on the Business Day following the Settlement Date.

(3)           Settlement Definitions.  For purposes of this subsection 9.8(A), the following terms and conditions will have the meanings indicated:

(a)           “Daily Loan Balance” means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

(b)           “Daily Interest Rate” means an amount calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in subsection 2.2) as of each calendar day by three hundred sixty (360).

(c)           “Daily Interest Amount” means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

(d)           “Interest Ratio” means a number calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrower during the immediately preceding month.

(4)           Settlement Payments.  On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of such Lender’s share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month.  Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. Toronto time on the next Business Day following the Interest Settlement Date, such Lender’s share of interest and fees on each of the Loans.  Such Lender’s share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan.  Such Lender’s share of the Unused Line Fee described in subsection 2.3(A) shall be an amount equal to (a)(i) such Lender’s average Revolving Loan Commitment during such month, less such Lender’s average Daily Loan Balance of the Revolving Loan for the preceding month, multiplied by (b) the percentage required by subsection 2.3(A).  Such Lender’s share of all other fees paid to Agent for the benefit of Lenders hereunder shall be paid and calculated based on such Lender’s Commitment with respect to the Loans on which such fees are associated.  To the extent Agent does not receive the total amount of any fee owing by Borrower under this Agreement, each amount payable by Agent to a Lender under this subsection 9.8(A)(4) with respect to such fee shall be reduced on a pro rata basis.  Any funds disbursed or received by Agent pursuant to this Agreement, including, without limitation, under subsections 9.7, 9.8(A)(1), and 9.9, prior to the Settlement Date for such disbursement or payment shall be deemed advances or remittances by GE Canada Finance, in its capacity as a Lender, for purposes of calculating interest and fees pursuant to this subsection 9.8(A)(4).

(B)           Return of Payments.

(1)           Recovery After Non-Receipt of Expected Payment.  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Bank Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(2)           Recovery of Returned Payment.  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

9.9           Discretionary Advances.  Notwithstanding anything contained herein to the contrary, Agent may, in its sole discretion, make Revolving Advances on behalf of the Lenders in an aggregate amount of not more than C$1,000,000 in excess of the limitations set forth in the Canadian Borrowing Base for the purpose of preserving or protecting the Collateral or the value thereof or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral, or incurred in any action to enforce this Agreement or any other Loan Document (such Revolving Advances, “Discretionary Advances”); provided, that Agent shall not make additional Discretionary Advances at any time when the Revolving Loan has exceeded the limitations set forth in the Consolidated Borrowing Base for more than sixty (60) consecutive days (and, for the purposes of this Section 9.9, the US Dollar amount of the Consolidated Borrowing Base shall be converted into the Equivalent Amount in Canadian Dollars).  Discretionary Advances shall be payable on demand by the Agent.

9.10         Banking Services, Interest Rate Agreements; Currency Rate Agreements.  Each Lender shall, upon the request of the Agent, provide the Agent with such information as the Agent may reasonably request regarding any Banking Service in respect of such Lender (or Affiliate of a Lender) or any Interest Rate Agreement or any Currency Rate Agreements entered into by such Lender (or Affiliate of a Lender) with Borrower.

SECTION 10.
MISCELLANEOUS

10.1         Expenses and Legal Fees.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses incurred by Agent (including legal fees and expenses, the allocated costs of Agent’s internal legal staff and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses incurred by Agent (including legal fees and expenses, the allocated costs of Agent’s internal legal staff and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Agent for amendments, waivers, consents and any other documentation prepared by Agent’s internal legal staff; (c) fees, costs and expenses (including legal fees and allocated costs of internal legal staff) incurred by Agent or any Lender in creating, perfecting and maintaining perfection of Liens in favour of Agent, on behalf of Agent and Lenders; (d) fees, costs and expenses incurred by Agent in connection with forwarding to Borrower the proceeds of Loans including Agent’s or any Lenders’ standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned cheques, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs and expenses (including legal fees and allocated costs of internal legal staff) of Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or any of the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

10.2         Indemnity.  In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Agent and each Lender, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent or any Lender to evaluate or monitor the Collateral, affiliates and legal counsel of Agent, Lender and such holders (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of legal counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any of the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent or any Lender, Agent’s and each Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction.

10.3         Notices.  Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail (in the case where the sender’s notice address is in the United States of America) or Canadian mail (in the case where the sender’s notice address is in Canada) and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax or telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Toronto time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by mail, four (4) Business Days after deposit, with postage prepaid and properly addressed.

If to Borrower:	Beacon Roofing Supply Canada Company
13145 Prince-Arthur
Montreal, Quebec
H1A 1A9
Attn: Jean Guy Plante
Fax/Telecopy No.: (514) 642-4331

If to any Loan Party:	Beacon Sales Acquisition, Inc.
50 Webster Avenue
Somerville, Massachusetts 02143
Attn: Andrew Logie
Fax/Telecopy No.: (617) 629-2939

With a copy to:	Code Hennessy & Simmons III, L.P.
10 South Wacker Drive, Suite 3175
Chicago, Illinois 60606
Attn: Peter M. Gotsch
Fax/Telecopy No.: (312) 876-3854

If to Agent or to GE:	GE CANADA FINANCE HOLDING COMPANY
Finance:	11 King Street West, Suite 1500
Toronto, Ontario
M5H 4C7
Attn: Account Manager - Corporate Finance-Beacon
Fax/Telecopy No.: (416) 202-6216

With a copy to:	GENERAL ELECTRIC CAPITAL
CORPORATION
500 West Monroe Street, Suite 1700
Chicago, Illinois 60661
ATTN: Salman Mukhtar
Fax: (312) 441-7920

With a copy to:	GENERAL ELECTRIC CAPITAL
CORPORATION
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
ATTN: General Counsel –
GE Global Sponsor Finance
Fax: (203) 956-4216

and

GENERAL ELECTRIC CAPITAL
CORPORATION
500 West Monroe Street, Suite 1700
Chicago, Illinois 60661
ATTN: General Counsel - GE
Fax: (312) 441-6876

If to any Lender:

Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement or in a notice to Agent and Borrower or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.3.

10.4         Survival of Representations and Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower, Agent and Lenders set forth in subsections 10.1, 10.2, 10.6, 10.11, 10.14 and 10.15 (Borrower’s agreement to pay fees, costs and expenses, Borrower’s agreement to indemnify Indemnitees, the reinstatement of Obligations, Liens, rights and remedies, the parties’ agreement as to choice of law and submission to jurisdiction, and Borrower’s and Lenders’ waiver of a jury trial) shall survive the payment of the Loans and the termination of this Agreement.

10.5         Indulgence Not Waiver. No failure or delay on the part of Agent, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.6         Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization law, state, provincial or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.7         Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

10.8         Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or any of the other Loan Documents.

10.9         Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender shall be responsible for the obligation or Commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against Borrower after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.10       Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.11       APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.12       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, Borrower shall not assign its rights or obligations hereunder without the written consent of Lenders.

10.13       No Fiduciary Relationship; No Duty; Limitation of Liabilities.

(A)          No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to Borrower.

(B)           No Duty.  All legal counsel, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender shall have the right to act exclusively in the interest of Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s shareholders or any other Person.

(C)           Limitation of Liabilities.  Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, legal counsel, or agent of Agent or any Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower hereby waives, releases, and agrees not to sue Agent or any Lender or any of Agent’s or any Lender’s affiliates, officers, directors, employees, counsel, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

10.14       CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE PROVINCE OF ONTARIO AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  TO THE EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE).  BORROWER AGREES THAT AGENT’S OR ANY LENDER’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY

OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION.  BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY AGENT OR ANY LENDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

10.15       WAIVER OF JURY TRIAL. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.16       Waiver of Notices.  Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on Borrower or any Loan Party which Agent or any Lender may elect to give shall entitle Borrower or any Loan Party to any other or further notice or demand in the same, or other circumstances.

10.17       Judgment Currency.  To the extent permitted by applicable law, the obligations of each Loan Party in respect of any amount due under this Agreement or any other Loan Document shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent or any Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent or such Lender receives the payment.  If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, the applicable Loan Party shall pay additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall.  Any obligation of the applicable Loan Party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this subsection 10.17, continue in full force and effect.

10.18       Construction.  Borrower, Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this

Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Agent and each Lender.

10.19       Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.20       Confidentiality.  Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to: its respective affiliates, officers, directors and employees; or its potential assignees or participants; or Persons employed by or engaged by Agent, a Lender or a Lender’s assignees or participants including, without limitation, legal counsel, auditors, professional consultants, rating agencies and portfolio management services; or to US Facility Agent or any US Facility Lender.  The confidentiality provisions contained in this subsection shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify any Loan Party.  The obligations of Agent and Lenders under this subsection 10.20 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.  In no event shall Agent or any Lender be obligated or required to return any materials furnished by any Loan Party; provided, however, each potential assignee or participant shall be required to agree that if it does not become an assignee (or participant) it shall return all materials furnished to it by any Loan Party in connection herewith.

SECTION 11.
DEFINITIONS AND ACCOUNTING TERMS

11.1         Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Accounts” means all “accounts” (as defined in the PPSA), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by any Loan Party, as applicable, arising or resulting from the sale of goods or the rendering of services, whether or not earned by performance.

“Activation Notice” means written notice from Agent or US Facility Agent instructing the Collecting Bank to transfer funds in such Blocked Account to Agent or US Facility Agent or as otherwise instructed by Agent or US Facility Agent.

“Activation Period” means, with respect to a Blocked Account at a Collecting Bank, the period which commences as soon as possible but in any event within a reasonable period of time (not to exceed two Business Days) after such Collecting Bank’s receipt of an Activation Notice with respect to such Blocked Account.

“Additional Mortgaged Property” means all real property owned or leased by any Loan Party or any of its Subsidiaries in which after the Closing Date Agent requires a mortgage (or the equivalent thereof under applicable laws) to secure the Obligations.

“Affiliate” means, with respect to any Person, any other Person (other than Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any such Person; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in such Person; or (c) ten percent (10%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

“Agent” means GE Canada Finance Holding Company in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to subsection 9.1(G).

“Agent’s Account” means Transit No. 00002, Account No. 1209329 at Royal Bank of Canada, Main Branch, Toronto, Ontario, Reference: Canadian Dollar Receipt Account re Beacon Roofing Supply Canada Company.

“Agreement” means this Third Amended and Restated Loan and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margins” means collectively the Applicable Revolver Index Margin and the Applicable Revolver BA Rate Margin.

“Applicable Revolver BA Rate Margin” means the per annum interest rate from time to time in effect and payable in addition to the BA Rate applicable to the Revolving Loan, as determined by reference to Section 2.2(A).

 “Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 2.2(A).

 “Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of any Loan Party or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A.

“BA Period” means with respect to any BA Rate Loan bearing interest at a rate based on the BA Rate, a period of thirty (30), sixty (60) or ninety (90) days commencing on a Business Day selected by Borrower in the Notice of Borrowing or Notice of Conversion/Continuation with respect to such BA Rate Loan delivered to Agent in accordance with Paragraph 2.1(C) or Paragraph 2.2(D) (as applicable), provided that the foregoing provision relating to BA Periods is subject to the following:

(a)                                  any BA Period that would otherwise extend beyond the Commitment Termination Date shall end on the Business Day immediately preceding such Commitment Termination Date;

(b)                                 Borrower shall select BA Periods so as not to require a payment or prepayment on any BA Rate Loan during a BA Period for such Revolving Loan; and

(c)                                  Borrower shall select BA Periods so there shall be no more than five (5) separate BA Periods in effect at any one time.

“BA Rate” means, with respect to any BA Rate Loan and applicable BA Period, the annual rate of interest which is the average of the “BA 1, 2 or 3 month or thirty (30), sixty (60) or ninety (90) day” rates, as applicable, applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the “Reuters Monitor Screen Page CDOR” at approximately 11:00 a.m., Toronto time, on the date which is two (2) Business Days prior to the first day of such BA Period or, if such display or service ceases to exist, any other similar display and service designated by Agent in existence at the relevant time (as adjusted by Agent after such time to reflect any error in a posted rate or in the posted average rate of interest); provided, however, if no such rates are then provided by Reuters or a similar service designated by Agent, then the BA Rate at the relevant time shall be GE Canada Finance’s cost of funds at such time for loans of a similar amount and term, as certified by GE Canada Finance, whose certification thereof shall be binding and conclusive for all purposes hereof.

“BA Rate Loan” means a Loan denominated in Canadian Dollars that bears interest at a rate based on the BA Rate.

“Banking Services” means treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, returned items, overdrafts and interstate depository network services) provided to any Loan Party by any Lender (or Affiliate of a Lender).

“Bank Rate” means, as of any date of determination, the Bank of Canada Rate quoted or published on such date in the Report on Business section of The Globe and Mail or such other daily Canadian nationally circulated newspaper; provided, that if such rate is not so quoted or published on any date of determination, then such rate most recently so quoted or published prior to such date of determination shall constitute the “Bank Rate” on such date.

“Beacon Canada Holdings” means Beacon Canada, Inc., a Delaware Corporation.

“Best Distributing” means Best Distributing Co., a North Carolina corporation.

“Borrowing Base Certificates” means the US Obligors Consolidating Borrowing Base Certificates, the Consolidated Borrowing Base Certificate and the Canadian Borrowing Base Certificate.

“Business Day” means any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Province of Ontario or is a day on which banking institutions located in the Province of Ontario are closed.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party which has employees in Canada.

“Canadian Borrowing Base Certificate” means a certificate and schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B.2.

“Canadian Dollars” and “C$” each means the lawful money of Canada.

“Canadian GAAP” means generally accepted accounting principles in Canada as set forth in the opinions and pronouncements of the relevant Canadian public and private accountings boards and institutions that are applicable to the circumstances as of the date of determination.

“Canadian Pension Plans” means each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada maintained or contributed to by a Loan Party for its employees or former employees and does not include the Canada Pension Plan or the Quebec Pension Plan which is maintained by the Government of Canada or the Province of Quebec, respectively.

“Capital Expenditures” means all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with US GAAP, should be accounted for as a capital lease.

“Capitalization/Acquisition Documents” means, collectively: (a) any or all of the stock certificates, notes, debentures or other instruments representing securities bought, sold or issued, or loans made, to facilitate the consummation of the Related Transactions; (b) the indentures or other documents pursuant to which such stock, notes, debentures or other instruments are issued or to be issued; (c) each document governing the issuance of, or setting forth the terms of, such stock, notes, debentures or other instruments; (d) any stockholders, registration or intercreditor agreement among or between the holders of such stock, notes, debentures or other instruments; (e) the Shelter Acquisition Documents and (f) the Equity Documents; but excluding all Loan Documents and all US Facility Loan Documents.

“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than US$250,000,000 or organized under the laws of Canada and referenced in Schedule I of the Bank Act (Canada) and not subject to setoff rights in favour of such bank.

“CHS” means Code, Hennessy & Simmons III, L.P., a Delaware limited partnership.

“CIGNA Impress Account” means that certain Citibank Delaware depository account number 30548966, for the account of Beacon Roofing Supply Company, Inc.

“Closing Date” means October 14, 2005.

“Collateral” means Borrower Collateral and Other Loan Party Collateral.

“Commitment” or “Commitments” means the commitment or commitments of Lenders to make Loans as set forth in subsection 2.1(A).

“Compliance Certificate” means a certificate duly executed on behalf of Borrower by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit C.

“Consolidated Borrowing Base Certificate” means a certificate and schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B.1.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability of that Person:  (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid hereunder or under any other Loan Document by such Lender to the Agent or any other Lender which has not been so paid.

“Defaulting Lender” means, at any time, any Lender that owes a Defaulted Amount.

“Domestic Subsidiary” means any Subsidiary organized under the laws of a jurisdiction within the United States and whose chief executive office and principal places of business are located in the United States.

“EBITDA” means, for any period, without duplication, the total of the following for Holdings and its Subsidiaries on a consolidated basis, each calculated for such period:  (1) net income determined in accordance with US GAAP; plus, to the extent included in the calculation of net income, (2) the sum of (a) income, capital and franchise taxes paid or accrued;  (b) interest expenses, net of interest income, paid or accrued; (c) amortization and depreciation, (d) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business) and (e) out-of-pocket expenses incurred in connection with the consummation of the IPO or any other primary public offering of equity securities by Holdings; less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than US Borrower and wholly-owned Subsidiaries of US Borrower) in which Holdings or a wholly-owned Subsidiary of Holdings has an ownership interest except to the extent such income is received by US Borrower or a wholly-owned Subsidiary of US Borrower in a cash distribution during such period; (b) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring “cash” losses.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any “accredited investor” (as defined under Ontario Securities Commission Rule 45-501 (as amended, supplemented, replaced or otherwise modified from time to time)) which extends credit or buys loans as one of its businesses, mutual fund, lease financing company and commercial finance company which extends credit or buys loans as one of its businesses and, in each case, which has a rating of BBB or higher from Standard & Poor’s Ratings Group or Dominion Bond Rating Service Limited or a rating of Baa2 or higher from Moody’s Investor Service, Inc. at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided, that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be an Eligible Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or shares issued by any Loan Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding 6 years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means all applicable federal, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards, orders-in-council, and regulations, now or hereafter in effect and, in each case, as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of legal counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment” (as defined in the PPSA), all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

“Equity Documents” means (i) the Chief Executive Securities Agreement dated as of August 21, 1997 by and among Holdings, CHS and Andrew Logie and (ii) the Executive Securities Agreements among Holdings, CHS and certain managers of the Loan Parties.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon (Toronto time) rate quoted on the Reuters’ Screen Page BOFC on such date, or if such date is not a Business Day, on the Business Day immediately preceding such date of determination (or, if such display or service ceases to exist, any other similar display and service designated by Agent in existence at the relevant time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate”, as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

“Excess Availability” has the meaning assigned to it in the US Facility Loan Agreement as of the Closing Date.

“Existing Obligations” means the “Obligations” of the Borrower under the Existing Loan Agreement outstanding on the Closing Date.

“Existing Revolver Balance” has the meaning assigned to that term in Section 1.2.

“Fiscal Year” means each twelve (12) month period ending on the last day of September in each year.

“Fixed Charge Coverage” means, for any period, Free Cash Flow divided by Fixed Charges.

“Fixed Charges” means, for any period, and each calculated for such period (without duplication), (a) Interest Expense of Holdings and its Subsidiaries; plus (b) scheduled payments of principal with respect to all Indebtedness of Holdings and its Subsidiaries.

“Free Cash Flow” means, for any period, (a) EBITDA; less (b) any provision for (to the extent it is greater than zero) income, capital or franchise taxes included in the determination of net income, excluding any provision for deferred taxes; less (c) payment of deferred taxes accrued in any prior period; less (d) unfinanced Capital Expenditures.

“Funding Date” means the date of each funding of a Loan.

“Governmental Authority” means any nation or government, any province, state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste”, “hazardous waste”, “hazardous material”, “hazardous substance”, “dangerous goods”, “extremely hazardous waste”, “restricted hazardous waste, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Holdings” means Beacon Roofing Supply, Inc., a Delaware corporation.

“Holdings’ Accountants” means the independent certified public accountants selected by Holdings and its Subsidiaries and reasonably acceptable to Agent, which selection shall not be modified during the term of this Agreement without Agent’s prior written consent.

“Indebtedness” as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with US GAAP; (c) any obligation under any lease (a “synthetic lease”) treated as an operating lease under US GAAP and as a loan or financing for United States income tax purposes or creditors rights purposes; (d) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (e) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date that the obligation is incurred or is evidenced by a note or similar written instrument; (f) “earnouts” and similar payment obligations (but excluding US Borrower’s “earn-out” payment obligations under the Shelter Acquisition Documents), which obligations shall, for purposes of determining outstanding Indebtedness in connection with calculating Borrower’s and the other Loan Parties’ compliance with the covenants contained in Section 7, be valued based upon the amount thereof required to be recorded as a liability on a balance sheet prepared in accordance with US GAAP; (g) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (h) obligations in respect of letters of credit.

“Index Rate” means, on any day, a floating rate per annum equal to the greater of (1) the annual rate of interest most recently quoted in the “Report on Business” section of The Globe and Mail as being the current “Canadian prime rate”, “chartered bank prime rate” or words of similar description in effect and (2) the BA Rate in respect of a BA Period of thirty (30) days commencing on the first Business Day of the calendar month in which such date occurs plus 1.75% per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.  For greater certainty, no adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“Index Rate Loan” means a Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the Index Rate.

“Insolvency Law” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and Title 11 of the United States Code entitled “Bankruptcy”, each as amended from time to time, and any other applicable bankruptcy, insolvency and other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Intellectual Property” means all present and future designs and registrations and applications therefor, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date among Agent, US Facility Agent, Lenders, US Facility Lenders and the Loan Parties party thereto.

“Interest Expense” means, without duplication, for any period, the following, for Holdings and its Subsidiaries each calculated for such period:  interest expenses deducted in the determination of net income (excluding (i) the amortization of fees and costs with respect to the Related Transactions which have been capitalized as transaction costs in accordance with the provisions of subsection 11.2; and (ii) interest paid in kind).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against any fluctuations in interest rates entered into between Borrower and any Lender (or an Affiliate of any Lender).

“Interest Rate Excess Availability” means, as of any adjustment date with respect to the Applicable Margins, the average daily Excess Availability for the three-month period immediately preceding such date, as determined by the Agent.

“Inventory” means all “inventory” (as defined in the PPSA), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person’s business, and goods which are returned or repossessed.

“IPO” means the initial public offering of Holdings’ common stock consummated on September 9, 2004.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“ITA” means the Income Tax Act (Canada) R.S.C., 1985, as amended form time to time and any successor statute and all rules and regulations promulgated thereunder.

“JGA” means J.G.A. Beacon, Inc., a Delaware corporation.

“Liabilities” shall have the meaning given that term in accordance with US GAAP and shall include Indebtedness.

“Lien” means any lien, claim, hypothec, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan” or “Loans” means an advance or advances under the Revolving Loan Commitment.

“Loan Documents” means this Agreement, the Notes, all security agreements, pledge agreements, mortgages and similar agreements guaranteeing payment of or granting a Lien upon property as security for payment of all or any portion of the Obligations, the Intercreditor Agreement, each Interest Rate Agreement with a Lender (or Affiliate of a Lender), each Currency Rate Agreement with a Lender (or Affiliate of a Lender) pursuant to subsection 5.10, the letter agreement referenced in subsection 2.3(D) and all other documents, instruments and agreements executed by or on behalf of any Loan Party and delivered previously or concurrently herewith or at any time hereafter to or for Agent or any Lender in connection with the Loans and any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time but excluding all Capitalization/Acquisition Documents.

“Loan Party” means each of Holdings, US Borrower, Borrower and each other Subsidiary of US Borrower.

“Loan Year” means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce or collect any of the Obligations.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means each of the mortgages, deeds of hypothec, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents or equivalents delivered by any Loan Party to Agent, on behalf of Agent and Lenders, with respect to Mortgaged Property or Additional Mortgaged Property, all in form and substance satisfactory to Agent.

“Mortgaged Property” means the real property owned or leased by Borrower, US Borrower or its Subsidiaries as described on Schedule 11.1(A).

“Net Proceeds” means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

“Notes” means the Revolving Notes.

“Notice of Borrowing” means a notice duly executed by an authorized representative of Borrower appropriately completed and in the form of Exhibit D.

“Notice of Conversion/Continuation” means a notice duly executed by an authorized representative of Borrower appropriately completed and in the form of Exhibit F.

“Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or to any Lender (or any Affiliate of any Lender) under the Loan Documents (whether incurred before or after the Termination Date), including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law whether or not allowed in such proceeding.  Obligations shall also include all obligations of the Loan Parties to any Lender (or any Affiliate of any Lender) in respect of Banking Services.

“Other Loan Party Collateral” means all real and personal property of each Loan Party, other than Borrower, and in which such Loan Party purports to grant security interests and/or other Liens to Agent and/or Lenders under the Security Documents.

“Permitted Acquisition” means an acquisition by any US Obligor of all or substantially all of the assets or 100% of the equity securities of any Person that engaged in the same (or substantially the same) line of business as the US Obligors which has been approved in writing by the Requisite Lenders in their sole and absolute discretion.

“Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) deposits, in an aggregate amount not to exceed US$250,000 or the Equivalent Amount thereof made in the ordinary course of business to secure liability to insurance carriers; (e) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (f) Liens on fixed assets for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is permitted under paragraph (B) of the Financial Covenants Rider, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, (iii) such Lien encumbers only the asset so purchased and (iv) the Indebtedness or other obligation secured by such Liens is incurred within ninety (90) days after the purchase or lease of such asset; (g) Liens in favour of Agent, on behalf of itself and Lenders, (h) Liens under the US Facility Loan Documents in favour of US Facility Agent, for the benefit of US Facility Agent and US Facility Lenders, and (i) Liens set forth on Schedule 11.1(B).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Personal Property Security Legislation” means any applicable personal property security legislation, as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder ore related thereto.

“PPSA” means the Personal Property Security Act (Ontario), as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pro Forma” means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with US GAAP as of the Closing Date after giving effect to the transactions contemplated by this Agreement.  The Pro Forma is attached hereto as Schedule 11.1(C).

“Pro Forma EBITDA” has the meaning assigned to it in the US Facility Loan Agreement.

“Pro Rata Share” means, with respect to a Lender’s obligation to make Revolving Advances and such Lender’s right to receive payments of interest and principal with respect thereto and the related unused line fee described in subsection 2.3(A), and for all other purposes, the percentage obtained by dividing (i) the Revolving Credit Exposure of such Lender by (ii) the aggregate Revolving Credit Exposure of all Lenders.

“Projections” means Holdings’ forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division by division and Subsidiary by Subsidiary basis consistent with Borrower’s historical financial statements and based upon good faith estimates and assumptions by Borrower believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Quality” means Quality Roofing Supply Company, Inc., a Delaware corporation.

“Real Estate” means all real property owned, leased, subleased or used by Borrower or any other Loan Party.

“Related Transactions” means the Shelter Acquisition, the execution and delivery of the Related Transactions Documents entered into in connection with those Related Transactions consummated on the Closing Date, the funding of all Loans on the Closing Date, and the payment of all fees, costs and expenses associated with all of the foregoing.

“Related Transactions Documents” means the Loan Documents, the Capitalization/Acquisition Documents and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders (including, for purposes hereof, US Facility Lenders and excluding (i) Defaulting Lenders hereunder and (ii) “Defaulting Lenders” as defined in the US Facility Loan Agreement) having (together with their Affiliates) (a) more than 50% of the sum of (i) the Equivalent Amount in US Dollars of the Revolving Loan Commitment plus (ii) the US Facility Revolving Loan Commitment and the aggregate outstanding principal balance of the US Facility Term Loans of all US Facility Lenders (that are not “Defaulting Lenders”, as defined in the US Facility Loan Agreement) or (b) if the Revolving Loan Commitment has been terminated, more than 50% of the sum of (i) the Equivalent Amount in US Dollars of the aggregate outstanding principal balance of the Loans of all Lenders that are not Defaulting Lenders plus (ii) the aggregate outstanding principal balance of the US Facility Revolving Loans and the US Facility Term Loans of all US Facility Lenders (that are not “Defaulting Lenders”, as defined in the US Facility Loan Agreement) plus (iii) the aggregate Pro Rata Share of Letter of Credit Obligations (as defined in the US Facility Loan Agreement) of all US Facility Lenders (that are not “Defaulting Lenders”, as defined in the US Facility Loan Agreement); provided that, in each case, Requisite Lenders shall at all times consist of at least three Lenders.

“Reserves” means, with respect to the Canadian Borrowing Base (a) the Credit Memoranda Reserve and the Dilution Reserve and (b)  reserves against Eligible Accounts, Eligible Inventory or the Canadian Borrowing Base that Agent may, in its reasonable credit judgment, establish from time to time, with prior or contemporaneous notice to Borrower.

“Restricted Junior Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity securities, or ownership interest in, any Loan Party now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity security of, or ownership interest in, any Loan Party now or hereafter outstanding, or the issuance of a notice of any intention to do any of the foregoing (including without limitation, any payment of the “earn-out” amount under the Shelter Acquisition Documents; (c) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations, or the issuance of a notice of any intention to do any of the foregoing; (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, any Loan Party now or hereafter outstanding; and (e) any payment by Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“Revolving Advance” means each advance made by Lender(s) under the Revolving Loan Commitment pursuant to subsection 2.1(A).

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Loan Commitment, such Lender’s Revolving Loan Commitment and (b) after termination of the Revolving Loan Commitment, the aggregate outstanding principal amount of the Revolving Loan held by such Lender.

“Revolving Loan” means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

“Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to subsection 2.1(A) in the aggregate amount set forth on the signature page of this Agreement below such Lender’s signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Advances.

“Revolving Note” means each promissory note of Borrower, in form and substance reasonably acceptable to Agent, issued to evidence the Revolving Loan Commitments.

“RFC” means The Roof Centre, Inc., a Delaware corporation.

“SDI Guarantor” means SDI Acquisition Guarantor, Inc., a Delaware corporation.

“SDI Holding” means SDI Holding, Inc., a Delaware corporation.

“Security Documents” means all instruments, documents and agreements executed by or on behalf of any Person to guaranty or provide collateral security with respect to the Obligations, including, without limitation, each guaranty of the Obligations, each security agreement, pledge agreement, mortgage, debenture, deed of trust and deed of hypothec and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

“Senior Indebtedness” means the aggregate outstanding principal balance of all Indebtedness of Holdings and its Subsidiaries on a consolidated basis, but excluding any Indebtedness which, by its express terms is subordinated to the Obligations on a basis satisfactory to Agent.

“Shelter” means Shelter Distribution, Inc., a Delaware corporation.

“Shelter Acquisition” means the acquisition by the US Borrower of all of the issued and outstanding shares of capital stock and outstanding warrants to purchase shares of capital stock of SDI Holding, owner of all of the issued and outstanding shares of capital stock of SDI Guarantor and of Shelter pursuant to the Shelter Acquisition Agreement and the other Shelter Acquisition Documents.

“Shelter Acquisition Agreement” means that certain Securities Purchase Agreement dated as of August 9, 2005  among US Borrower, SDI Holding, each of the Persons party thereto as Sellers (as defined therein) and Brazos Private Equity Partners, LLC.

“Shelter Acquisition Documents” means the Shelter Acquisition Agreement and all agreements, instruments and documents executed or delivered in connection therewith, but excluding all Loan Documents and all US Facility Loan Documents.

 “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

“Target” has the meaning assigned to it in the US Facility Loan Agreement.

“Total Indebtedness” means the aggregate outstanding principal balance of all Indebtedness of Holdings and its Subsidiaries on a consolidated basis.

“Unused Line Fee Margin” means with respect to any month (or portion thereof) for which the unused line fee under Section 2.3 is being calculated, a per annum rate equal to three-eighths of one percent (0.375%).

“US Borrower” means Beacon Sales Acquisition, Inc., a Delaware corporation.

“US Dollars” and “US$” each means the lawful money of the United States of America.

“US Facility Agent” means General Electric Capital Corporation, as agent under the US Facility Loan Documents.

“US Facility Lenders” means the lenders party to the US Facility Loan Agreement.

“US Facility Letter of Credit Obligations” has the meaning assigned to the term “Letter of Credit Obligations” under the US Facility Loan Agreement.

“US Facility Loan Agreement” means the Third Amended and Restated Loan and Security Agreement dated as of the Closing Date among Beacon Canada Holdings, Best

Distributing, Quality, RFC, West End, US Borrower, JGA, SDI Holding, SDI Guarantor, Shelter, US Facility Agent, US Facility Lenders, GECC Capital Markets Group, Inc., as sole lead arranger and sole bookrunner, JPMorgan Chase Bank, N.A., as syndication agent and Wachovia Capital Finance Corp. (Central) and The CIT Group/Business Credit, Inc., as co-documentation agents.

“US Facility Loan Documents” means the US Facility Loan Agreement and the other “Loan Documents” as defined therein.

“US Facility Revolving Loan Commitment” means the “Revolving Loan Commitment” as defined under the US Facility Loan Agreement.

“US Facility Revolving Loans” means the “Loans” as defined under the US Facility Loan Agreement.

“US Facility Term Loans” means the “Term Loans”, as defined in the US Facility Loan Agreement.

“US GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“US Obligors” means US Borrower and its Domestic Subsidiaries that are party to the US Facility Loan Agreement.

“US Obligors Consolidating Borrowing Base Certificate” has the meaning assigned to the term “Consolidating Borrowing Base Certificate” in the US Facility Loan Agreement.

“West End” means West End Lumber Company, Inc., a Delaware corporation.

11.2         Accounting Terms  For purposes of this Agreement, all accounting terms not otherwise defined herein (for example by reference to Canadian GAAP) shall have the meanings assigned to such terms in conformity with US GAAP.  Financial statements and other information furnished to Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with US GAAP (as in effect at the time of such preparation) on a consistent basis.  In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the certificate or financial statements delivered (which reflect such

Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by US GAAP and implemented by Holdings; (b) changes in accounting principles recommended by Holdings’ Accountants; and (c) changes in carrying value of Holdings’ or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

11.3         Other Definitional Provisions.  References to “Sections”, “subsections”, “Riders”, “Exhibits”, “Schedules” and “Addendums” shall be to Sections, subsections, Riders, Exhibits,  Schedules and Addendums, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in subsection 11.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 12.
RESTATEMENT OF EXISTING LOAN AGREEMENT

The parties hereto agree that on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a)           The Existing Loan Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;

(b)           All Existing Obligations shall, to the extent not repaid on the Closing Date, be deemed to be Obligations outstanding hereunder;

(c)           the guaranties and Liens in favour of the Agent for the benefit of the Existing Lenders securing payment of the Existing Obligations shall remain in full force and effect with respect to the Obligations; and

(d)           all references in the other Loan Documents to the Existing Loan Agreement shall be deemed to refer to this Agreement without further amendment to such other Loan Documents.

The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement and the Notes with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement, the Notes and the other Loan Documents.  After giving effect to this Agreement, the aggregate outstanding principal balances of each Lender’s Loans on the Closing Date is as set forth on Schedule 12 hereto.

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BEACON ROOFING SUPPLY CANADA COMPANY

By:	/s/ David R. Grace
Name:	David R. Grace
Title:	Chief Financial Officer

GE CANADA FINANCE HOLDING COMPANY, as Agent and as a Lender

By:	Ellis Gaston
Title:	Duly Authorized Signatory

Revolving Loan Commitment: C$15,000,000

Address:
11 King Street West, Suite 1500
Toronto, Ontario
M5H 4C7
Attn: Account Manager - Corporate Finance Beacon
Fax/Telecopy No.: (416) 202-6226

EXHIBITS

A.            Assignment and Acceptance Agreement

B-1          Consolidated Borrowing Base Certificate

B-2          Canadian Borrowing Base Certificate

C.            Compliance Certificate

D.            Notice of Borrowing

E.             Inventory Report

F.             Notice of Conversion/Continuation

SCHEDULES

3	List of Closing Documents
4.1(B)	Capitalization of Loan Parties
4.6	Business and Trade Names (Present and Past Five Years); Locations of Principal Places of Business, Chief Executive Offices, Domiciles, Books and Records and Collateral
4.9	Federal Tax Identification Number for each Loan Party
4.11	Employee Pension and Benefit Plans
4.12	Intellectual Property
4.14	Environmental Matters
4.19	Bank Accounts
4.20	Employee Matters
7.1	Indebtedness
7.2	Contingent Obligations
7.11	Subsidiaries
11.1(A)	Mortgaged Property
11.1(B)	Other Liens
11.1(C)	Pro Forma
12	Outstanding Obligations

RIDERS

A.            Conditions Rider

B.            Reporting Rider

C.            Financial Covenants Rider

CONDITIONS RIDER

This Conditions Rider is attached to and made a part of that certain Third Amended and Restated Loan and Security Agreement dated as of October 14, 2005 and entered into between Beacon Roofing Supply Canada Company, Agent and Lenders.

(A)          Closing Deliveries.  Agent shall have received, in form and substance satisfactory to Agent and Lenders, all documents, instruments and information identified on Schedule 3 and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may at any time reasonably request, and all of the conditions to the effectiveness of the US Facility Loan Agreement shall have been satisfied.

(B)           Security Interests.  Agent shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Agent and Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

(C)           Closing Date Availability Under US Facility Loan Agreement.  After giving effect to the consummation of the transactions contemplated hereunder and the transactions contemplated under the US Facility Loan Agreement on the Closing Date and the payment by Borrower and US Borrower, as applicable, of all costs, fees and expenses relating thereto, (i) the Maximum Revolving Loan Amount on the Closing Date shall exceed the Revolving Loan by at least [C$3,000,000], (ii) the outstanding balance of the US Facility Revolving Loan shall not exceed [US$61,800,104.72] (including US Facility Letter of Credit Obligations), and (iii) the ratio of Total Indebtedness of Holdings and its Subsidiaries on a consolidated basis to EBITDA shall not exceed 3.6.

(D)          Representations and Warranties.  The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Agent after the Closing Date and approved by Agent.

(E)           Fees.  With respect to the Revolving Advance to be made on the Closing Date, Borrower shall have paid all fees due to Agent or any Lender and payable on the Closing Date.

(F)           No Default.  No event shall have occurred and be continuing or would result from funding a Revolving Advance requested by Borrower that would constitute an Event of Default or a Default.

(G)           Performance of Agreements.  Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

(H)          No Prohibition.  No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Agent or any Lender from making any Loans.

(I)            No Litigation.  There shall not be pending or, to the knowledge of Borrower, threatened, any material action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any of its Subsidiaries (including, without limitation, any tort claims in respect of asbestos products sold or distributed by any Loan Party) or any property of any Loan Party or any of its Subsidiaries that has not been disclosed to Agent by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, would reasonably be expected to have a Material Adverse Effect.

(J)            Appraisal.  Agent shall have received appraisals as to all Equipment and all Inventory of the Loan Parties, which shall be in form and substance reasonably satisfactory to Agent.

(K)          Field Examination.  US Facility Agent shall have completed its business and legal due diligence with respect to the Shelter Acquisition, including, without limitation, a field examination of business, environmental matters, operations, financial condition and assets, with results reasonably satisfactory to US Facility Agent.

(L)           Consummation of Related Transactions.  US Facility Agent shall have received fully executed copies of the Shelter Acquisition Agreement and final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to US Facility Agent. The Shelter Acquisition shall have been consummated in accordance with the terms of the Shelter Acquisition Agreement.

REPORTING RIDER

This Reporting Rider is attached and made a part of that certain Third Amended and Restated Loan and Security Agreement, dated as of October 14, 2005 and entered into between Beacon Roofing Supply Canada Company, Agent and Lenders.

(A)          Monthly Financials.  As soon as available and, in any event, within thirty (30) days after the end of each month, Borrower will deliver to Agent and Lenders (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(B)           Year-End Financials.  As soon as available and, in any event, within ninety (90) days after the end of each Fiscal Year, Borrower will deliver to Agent and Lenders: (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from Holdings’ Accountants, which report shall be unqualified as to going concern and scope of audit of Holdings and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with US GAAP applied on a basis consistent with prior years and (b) that the examination by Holdings’ Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Holdings and its Subsidiaries, including (a) consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of income of Holdings and its Subsidiaries showing intercompany eliminations.

(C)           Accountants’ Certification and Reports.  Together with each delivery of consolidated and consolidating financial statements of Holdings and its Subsidiaries pursuant to paragraph (B) above, Borrower will deliver to Agent and Lenders a written statement by Holdings’ Accountants (1) stating that their examination has included a review of the terms of this Agreement as same relate to accounting matters and (2) stating whether, in connection with their examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof.  Promptly upon receipt thereof, Borrower will deliver to Agent and Lenders copies of all significant reports submitted to Holdings by Holdings’ Accountants in connection with each annual, interim or special audit of the financial statements of Holdings made by Holdings’ Accountants, including the comment letter submitted by Holdings’ Accountants to management in connection with their annual audit.

(D)          Compliance Certificate.  (i) Together with the delivery of each set of financial statements referenced in paragraphs (A) and (B) above, Borrower will deliver to Agent and Lenders a Compliance Certificate, together with (in the case of financial statements delivered for any period ending on the last day of a fiscal quarter) copies of the calculations and work-up employed to determine the applicable Loan Parties’ compliance or noncompliance with those financial covenants set forth in the Financial Covenants Rider.

(E)           Canadian and Consolidated Borrowing Base Certificates, Registers and Journals.  On the Closing Date and thereafter, within five (5) Business Days after the last day of each month (provided that (a) at any time during the months of January, February and March when the sum of the outstanding Revolving Loan, plus the outstanding US Facility Revolving Loan, plus the outstanding US Facility Letter of Credit Obligations, exceeds the Consolidated Borrowing Base (calculated without giving effect to the Seasonal Inventory Advance Rate Percentage) and (b) at all times when Excess Availability is less than US$15,000,000, such delivery shall also be made on each Monday following the end of the prior week), Borrower shall deliver to Agent for the last Business Day of such period:  (1) a Canadian Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrower, together with a Consolidated Borrowing Base Certificate setting forth the Consolidated Borrowing Base; (2) an invoice register or sales journal (or a similar summary report satisfactory to Agent) describing all sales of the Borrower, in form and substance satisfactory to Agent, and, if Agent so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto; (3) a cash receipts journal (or a similar summary report satisfactory to Agent); (4) a credit memo journal (or a similar summary report satisfactory to Agent); and (5) an adjustment journal (or a similar summary report satisfactory to Agent), setting forth all adjustments to Borrower’s accounts receivable.  Borrower shall cause US Borrower to deliver to Agent copies of all deliveries required under paragraph (F) of the Reporting Rider to the US Facility Loan Agreement, contemporaneously with providing such deliveries to US Facility Agent (including, without limitation, a copy of the US Obligors Consolidating Borrowing Base Certificate).

(F)           Inventory Reports and Listings and Agings.  On the Closing Date and within five (5) Business Days after the last day of each month and from time to time upon the request of Agent, Borrower will deliver to Agent: (1) an aged trial balance of all then existing Accounts; and (2) an Inventory Report duly executed by an officer of Borrower and substantially in the form of Exhibit E as of the last day of such period.  As soon as available and in any event within five (5) Business Days after the last day of each month, and from time to time upon the request of Agent, Borrower will deliver to Agent: (1) an aged trial balance of all then existing accounts payable; and (2) a detailed inventory listing and cover summary report.  All such reports shall be in form and substance satisfactory to Agent and, unless otherwise directed by Agent, may be transmitted to Agent pursuant to an electronic transmitting reporting system.  Borrower shall cause US Borrower to deliver to Agent copies of all deliveries required under paragraph (F) of the Reporting Rider to the US Facility Loan Agreement, contemporaneously with providing such deliveries to US Facility Agent.

(G)           Management Report.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to paragraphs (A) and (C) above, Borrower will deliver to Agent and Lenders a management report:  (1) describing the operations and financial condition of Holdings and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed; (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Lenders pursuant to paragraph (K) below; and (3) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified on behalf of Borrower by the chief financial officer of Borrower to the effect that such information fairly presents in all material respects the results of operations and financial condition of Holdings and its Subsidiaries as at the dates and for the periods indicated.

(H)          Appraisals.  From time to time, upon the request of Agent, Borrower will obtain and deliver to Agent, at Borrower’s expense, appraisal reports in form and substance and from appraisers satisfactory to Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral; provided, however, so long as no Default or Event of Default is continuing, Agent shall not request an appraisal as to any particular category of Collateral to be performed more than once every Loan Year at Borrower’s expense.  Without limiting the generality of the foregoing, Agent shall request and Borrower will obtain and deliver to Agent, at least once every Loan Year, an appraisal report stating the then current orderly liquidation value of US Obligors’ and Borrower’s Inventory.

(I)            Government Notices.  Borrower will deliver to Agent and Lenders promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Canadian Pension Plan, Canadian Benefit Plan or Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the United States Fair Labor Standards Act or any Loan Party’s payment or non-payment of any taxes including any tax audit.

(J)            Events of Default, etc.  Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver to Agent copies of all notices given or received by any Loan Party with respect to any such event or condition and a certificate on behalf of Borrower, signed on behalf of Borrower by Borrower’s chief executive officer, specifying the nature and period of existence of such condition or event and what action such Loan Party has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to any Loan Party or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect or (4) any default or event of default with respect to any Indebtedness of Holdings or any of its Subsidiaries.

(K)          Projections.  As soon as available and in any event no later than forty-five (45) days after the end of Holdings’ Fiscal Year, Borrower will deliver to Agent and Lenders consolidated and consolidating Projections of Holdings and its Subsidiaries for the forthcoming Fiscal Year, month by month.

(L)           Other Information.  With reasonable promptness, Borrower will deliver such other information and data as Agent or Lenders may reasonably request from time to time.

(M)         SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower will deliver to Agent copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Holdings to its stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings with any securities exchange or with the Securities and Exchange Commission or any private regulatory authority, and (3) all press releases and other statements made available by Holdings to the public concerning developments in the business of any Loan Party.

FINANCIAL COVENANTS RIDER

This Financial Covenants Rider is attached and made a part of that certain Third Amended and Restated Loan and Security Agreement, dated as of October 14, 2005 and entered into among Beacon Roofing Supply Canada Company, Agent and Lenders.

A.            Excess Availability. Excess Availability shall be maintained at all times in an amount of at least US$5,000,000.

B.            Capital Expenditure Limits.  The aggregate amount of all Capital Expenditures of US Borrower and its Subsidiaries, Capital Leases with respect to fixed assets of US Borrower and its Subsidiaries (which shall be considered to be expended in full on the date such Capital Lease is entered into) and other contracts with respect to fixed assets initially capitalized on US Borrower’s or any Subsidiary’s balance sheet prepared in accordance with US GAAP (which shall be considered to be expended in full on the date such contract is entered into) (excluding, in each case, expenditures for trade-ins and replacement of assets to the extent funded with casualty insurance proceeds and excluding the purchase price allocated to fixed assets acquired in connection with the Shelter Acquisition or a Permitted Acquisition) will not in any Fiscal Year exceed one and one-half percent (1.50%) of gross revenues of Holdings and its Subsidiaries on a consolidated basis (determined in accordance with GAAP) for such Fiscal Year.

C.            Fixed Charge Coverage.  Fixed Charge Coverage for each twelve (12) month period ending as of any date set forth below shall not be less than the ratio set forth below for such date:

Date	Ratio

December 31, 2005 and the last day of each fiscal quarter thereafter	1.20

D.            Senior Indebtedness to EBITDA.  The ratio of Senior Indebtedness calculated as of any date set forth below to EBITDA for the twelve (12) month period ending on such date shall not be greater than the ratio set forth below for such date:

Date	Ratio

December 31, 2005 and the last day of each fiscal quarter thereafter through December 31, 2007	3.50

March 31, 2008 and the last day of each fiscal quarter thereafter	3.25

The aggregate balances of the Revolving Loan and the US Facility Revolving Loans included in Senior Indebtedness as of any date of determination shall be equal to the average balance of the Revolving Loan and the US Facility Revolving Loans, respectively, for such date and the last day of the two immediately preceding months.

With respect to each Target acquired by US Borrower during any such twelve month period, EBITDA shall be adjusted by an amount equal to the Pro Forma EBITDA of such Target for the portion of such twelve (12) month period which precedes the acquisition of such Target by US Borrower.

E.             Total Indebtedness to EBITDA.  The ratio of Total Indebtedness calculated as of any date set forth below to EBITDA for the twelve (12) month period ending on such date shall not be greater than the ratio set forth below for such date:

Date	Ratio

December 31, 2005 and the last day of each fiscal quarter thereafter through December 31, 2007	4.75

March 31, 2008 and the last day of each fiscal quarter thereafter	4.50

The aggregate balance of the Revolving Loan and the US Facility Revolving Loans included in Total Indebtedness as of any date of determination shall be equal to the average balance of the Revolving Loan and the US Facility Revolving Loans, respectively, for such date and the last day of the two immediately preceding months.

With respect to each Target acquired by US Borrower during any such twelve month period, EBITDA shall be adjusted by an amount equal to the Pro Forma EBITDA of such Target for the portion of such twelve (12) month period which precedes the acquisition of such Target by US Borrower.

F.             Lease Limits.  No Loan Party or any of its Subsidiaries will, directly or indirectly, become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease, synthetic lease or similar off-balance sheet financing, if the aggregate amount of all rents (or substantially equivalent payments) paid by the Loan Parties and their Subsidiaries under all such leases (excluding any lease providing for aggregate annual rental payments of less than $100,000) would exceed US$22,000,000, or the Equivalent Amount thereof, in any fiscal year of Borrower.